UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PPG Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PPG Industries, Inc.            One PPG Place            Pittsburgh, Pennsylvania 15272

March     , 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 19, 2007, at The Hilton Pittsburgh, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222. The meeting will begin at 11:00 A.M. We look forward to greeting personally those shareholders who will be able to be present.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. If you plan to attend the meeting, please detach the Admission Ticket from your proxy card and bring it to the meeting.

Your vote is important. Whether you plan to attend the meeting in person or not, we hope you will vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions are on the proxy card. This will ensure representation of your shares if you are unable to attend.

Sincerely yours,

Charles E. Bunch

Chairman of the Board and Chief Executive Officer

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 19, 2007

Dear Shareholder:

We will hold the 2007 Annual Meeting of Shareholders of PPG Industries, Inc. on Thursday, April 19, 2007, at 11:00 a.m., Eastern Time, at The Hilton Pittsburgh, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	The election of three directors;

2.	The endorsement of Deloitte & Touche LLP as our independent registered public accounting firm for 2007;

3.	A Board of Directors proposal to implement a majority vote standard for the election of directors in uncontested elections, retaining a plurality vote standard in contested elections, conditioned on elimination of cumulative voting;

4.	A Board of Directors proposal to eliminate cumulative voting in all elections of directors, conditioned on adoption of the majority vote standard;

5.	A shareholder proposal related to future severance agreements with senior executives; and

6.	Any other business that may properly come before the meeting.

Owners of shares of PPG Common Stock as of the close of business on February 16, 2007 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting will be by Admission Card only. If you are a shareholder of record or a PPG Industries Employee Savings Plan participant and plan to attend, tear off and bring the top half of your proxy card and a photo ID to present for admission into the meeting.

If your shares are held through a broker, please contact your broker and request that the broker obtain an Admission Card for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

James C. Diggs

Senior Vice President, General Counsel & Secretary

Pittsburgh, Pennsylvania

March     , 2006

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

PROXY STATEMENT

Annual Meeting of Shareholders—April 19, 2007

Page
General Matters	1
When and where is the Annual Meeting?	1
Why am I receiving this proxy material?	1
What am I voting on?	1
What are the Board’s recommendations on how I should vote my shares?	1
What are my choices when voting?	2
How will my shares be voted if I do not specify how they should be voted?	2
How do I vote?	3
What vote is needed for the proposals to be adopted?	3
How will shares in the Company’s employee benefit plans be voted?	3
Who will count and certify the votes?	3
What does it mean if I receive more than one proxy card?	4
Will my shares be voted if I do not sign and return my proxy card?	4
How can I change my vote?	4
How can I attend the annual meeting?	4
Can I view or receive these materials electronically?	4
How do I obtain a copy of materials related to corporate governance?	5
Who are the proxy solicitors and what are the solicitation expenses?	5
How can I submit a proposal for consideration at the 2008 annual meeting?	5
How can I recommend someone as a candidate for director?	5
Matters to be Considered at the Annual Meeting	6
Proposal 1: To elect three directors	6
Proposal 2: To endorse Deloitte & Touche LLP as our independent registered public accounting firm for 2007	9
Proposal 3: To amend our Bylaws to implement a majority vote standard for the election of directors in uncontested elections, conditioned on elimination of cumulative voting	10
Proposal 4: To amend our Articles of Incorporation to eliminate cumulative voting in elections of directors, conditioned on adoption of the majority vote standard	11
Proposal 5: Shareholder proposal to urge our board to seek shareholder approval of certain future severance agreements with senior executives	13
Corporate Governance	15
Board Composition	15
Corporate Governance Guidelines	15
Director Independence	15
Review and Approval or Ratification of Transactions with Related Persons	15
Certain Relationships and Related Transactions	16
Board Meetings and Committees	17
Nominating and Governance Committee	17
Audit Committee	18
Audit Committee Report to Shareholders	18
Officers-Directors Compensation Committee	18
Officers-Directors Compensation Committee Report to Shareholders	19
Compensation Committee Interlocks and Insider Participation	20
Technology and Environment Committee	20
Investment Committee	20
Shareholder Recommendations or Nominations for Director	20

GENERAL MATTERS

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 19, 2007, at 11:00 a.m., Eastern Time, at The Hilton Pittsburgh, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222.

Why am I receiving this proxy material?

You are receiving these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the 2007 Annual Meeting of Shareholders.

If your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, as of the close of business on February 16, 2007, you are considered a shareholder of record, and we have sent you this Notice of Annual Meeting and 2007 Proxy Statement, 2006 Annual Report and proxy card.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on February 16, 2007, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you this Notice of Annual Meeting and 2007 Proxy Statement, 2006 Annual Report, and a vote instruction form. You have the right to direct your bank, broker or other nominee on how to vote your shares by completing and returning the vote instruction form or by following the voting instructions provided to vote on the Internet or by telephone.

What am I voting on?

You are voting on five proposals. Details of each proposal are included in the next section entitled “Matters to Be Considered at the Annual Meeting”.

■	Proposal 1: To elect three directors, each for a term of three years: James G. Berges, Erroll B. Davis, Jr. and Victoria F. Haynes;

■	Proposal 2: To endorse the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007;

■

Proposal 3: A Board of Directors proposal to amend our Bylaws to implement a majority vote standard for the election of directors in uncontested elections, retaining a plurality vote standard in contested elections, conditioned on elimination of cumulative voting;

■

Proposal 4: A Board of Directors proposal to amend our Articles of Incorporation to eliminate cumulative voting in all elections of directors, conditioned on adoption of the majority vote standard; and

■	Proposal 5: A shareholder proposal to urge our board to seek shareholder approval of certain future severance agreements with senior executives.

The adoption of each of Proposal 3 and Proposal 4 is conditioned on the approval by shareholders of the other and, therefore, neither proposal will be implemented unless both proposals are approved.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

■	Proposal 1: FOR the election of three directors, each for a term of three years;

■	Proposal 2: FOR the endorsement of Deloitte & Touche LLP as our independent registered public accounting firm for 2007;

■	Proposal 3: FOR the amendment of our Bylaws to implement a majority vote standard for the election of directors in uncontested elections;

■	Proposal 4: FOR the amendment of our Articles of Incorporation to eliminate cumulative voting in all elections of directors; and

■	Proposal 5: AGAINST the shareholder proposal to urge our board to seek shareholder approval of certain future severance agreements with senior executives.

What are my choices when voting?

■

Proposal 1: You may cast your vote in favor of election of all nominees or withhold authority to vote for all or one or more nominees. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors.

Cumulative voting is currently permitted in the election of directors, meaning that your total number of votes equals the number of your shares of common stock multiplied by three, the number of directors to be elected. You may allocate these cumulative votes equally among the nominees or otherwise as you specify on the enclosed proxy card. If you wish to exercise cumulative voting, you must provide us with written instructions on the enclosed proxy card; you may not exercise cumulative voting by telephone or through the Internet.

Please note that the Board of Directors is submitting for shareholder approval in this Proxy Statement a proposal to approve an amendment to our Articles of Incorporation to eliminate cumulative voting in the election of directors, conditioned on adoption of the majority vote standard also being proposed in this Proxy Statement. These proposals will not affect cumulative voting in this year’s election of directors but, if the proposals are approved, would eliminate cumulative voting in the election of directors in future years.

■

Proposals 2 through 5: You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares. Abstentions will have the effect of a vote against the approval of these proposals.

How will my shares be voted if I do not specify how they should be voted?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares as follows:

■

Proposal 1: FOR the election of all three directors, each for a term of three years. Unless you choose a different allocation and so mark on your proxy card, it is expected that the proxy holders will allocate cumulative votes equally among all nominees for whom authority to vote has not been withheld. However, the proxy holders will have the discretion to allocate cumulative votes differently among those for whom authority to vote has not been withheld, so as to elect all or as many nominees as possible depending on the circumstances at the Annual Meeting.

■	Proposal 2: FOR the endorsement of Deloitte & Touche LLP as our independent registered public accounting firm for 2007;

■	Proposal 3: FOR the amendment of our Bylaws to implement a majority vote standard for the election of directors in uncontested elections;

■	Proposal 4: FOR the amendment of our Articles of Incorporation to eliminate cumulative voting in all elections of directors; and

■	Proposal 5: AGAINST the shareholder proposal to urge our board to seek shareholder approval of certain future severance agreements with senior executives.

How do I vote?

You may vote your shares by any one of the following methods:

■	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage paid envelope provided.

■	By Internet: Log onto the website indicated on your proxy card or vote instruction form.

■	By telephone: Call the toll-free number shown on your proxy card or vote instruction form and follow the voice prompts.

■	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in the proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 PM, Eastern Time, on April 18, 2007. If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

What vote is needed for the proposals to be adopted?

As of the record date, February 16, 2007, there were             shares of PPG common stock issued and outstanding.

■

Quorum: In order to conduct the Annual Meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxy cards marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the Annual Meeting for purposes of a quorum.

■

Proposals: Other than the election of directors, more than one-half of the shares present either in person or by proxy and entitled to vote at the Annual Meeting must vote for a proposal for it to be adopted, except that adoption of each of Proposal 3 and Proposal 4 is conditioned on the approval by shareholders of the other and, therefore, neither proposal will be implemented unless both proposals are approved. Directors are currently elected by a plurality, and the three nominees who receive the most votes will be elected.

How will shares in the Company’s employee benefit plans be voted?

This Proxy Statement is being used to solicit voting instructions from you with respect to shares of PPG Common Stock that you own, but which is held by the trustees of our benefit plans for the benefit of you and other plan participants. Shares held in our benefit plans that are entitled to vote will be voted by the trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the trustees in proportion to the voting instructions received for other shares. You must instruct the trustees to vote your shares by utilizing one of the voting methods described above.

Who will count and certify the votes?

Representatives of Corporate Election Services and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results. The results will be available on the Investor Center page of our website by May     , 2007 and also will be published in our report on Form 10-Q for the first quarter of 2007.

What does it mean if I receive more than one proxy card?

It means you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards and voting instruction cards that you receive.

Will my shares be voted if I do not sign and return my proxy card?

They could be. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may either use its discretion to vote your shares on “routine matters” (such as election of directors and endorsement of auditors) or leave your shares unvoted. For any “non-routine matters” being considered at the meeting (such as proposals 3, 4 and 5), your broker or other nominee would not be able to vote on such matters. We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change my vote?

You have the right to revoke your proxy at any time before the Annual Meeting. If you are a holder of record, you may contact the PPG Shareholder Services Helpline at             and request that another proxy card be sent to you. Alternatively, you may use the Internet or the telephone to re-vote your shares, even if you mailed the proxy card. The latest-dated, properly completed proxy that you submit, whether through the Internet, by telephone or by mail will count as your vote. Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 prior to the Annual Meeting. If your shares are held in street name, you must contact your bank, broker or other nominee and follow their procedures for changing your vote instructions.

How can I attend the annual meeting?

Admission to the Annual Meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a holder of record and wish to attend the Annual Meeting, tear off and bring the top half of your proxy card and a photo ID to present for admission into the meeting.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting, you must bring other proof of ownership, such as an account statement, that clearly shows that you held PPG common stock on the record date, or a legal proxy obtained from your bank, broker or other nominee. You must also bring a photo ID. Alternatively, you may obtain a ticket by sending your request and a copy of your proof of ownership to Investor Relations at One PPG Place, 40 East, Pittsburgh, Pennsylvania 15272.

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Can I view or receive these materials electronically?

This Proxy Statement and our 2006 Annual Report are available online at www.ppg.com. From the home page, select the Investor Center tab to view or download the materials.

If you hold your shares in street name you must contact your bank, broker or other nominee to consent to electronic delivery. By choosing to access your proxy materials online, you will save the company the cost of printing and mailing these documents to you and help conserve natural resources.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, charters of each standing committee of our Board of Directors, our Global Code of Ethics, and other materials related to our corporate governance are published on the Corporate Governance section of our website at www.ppg.com. In addition, this information is available in print to any shareholder who requests it by contacting our corporate secretary at One PPG Place, Pittsburgh, Pennsylvania 15272.

Who are the proxy solicitors and what are the solicitation expenses?

Our board of directors is asking for your proxy and we will pay all of the costs of asking for shareholder proxies. We have hired D.F. King & Company to help us send out the proxy materials and to ask for proxies. D.F. King & Company‘s fee for these services is $14,000, plus reimbursement of out-of-pocket expenses. We can ask for proxies through the mail or personally by telephone or the Internet. We may use directors, officers and regular employees of PPG to ask for proxies. These people do not receive additional compensation for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of PPG common stock.

How can I submit a proposal for consideration at the 2008 annual meeting?

To be considered for the 2008 annual meeting, shareholder proposals must be submitted in writing to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. No proposal can be included in our proxy statement for the 2008 annual meeting unless it is received by our corporate secretary no later than November     , 2007. The proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

Any shareholder whose proposal is not included in our proxy statement relating to the 2008 annual meeting and who intends to present business for consideration at such annual meeting must give notice to our corporate secretary in accordance with Section 1.4 of our Bylaws (which are available on the Corporate Governance section of our website at www.ppg.com) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2008 annual meeting of shareholders is held on April 17, 2008, then the notice must be received by our corporate secretary on or before                     , 2008.

How can I recommend someone as a candidate for director?

A shareholder who wishes to recommend a candidate for director of PPG may write to Mr. David R. Whitwam, chairman of the Nominating and Governance Committee of the Board of Directors, c/o our corporate secretary at One PPG Place, Pittsburgh, Pennsylvania 15272.

To be effective for consideration at the 2008 annual meeting, the recommendation must be received by our corporate secretary no later than January     , 2008 and must include information required under our Bylaws, including information about the nominating shareholder and information about the nominee that would be required to be included in a proxy statement under the rules of the SEC. For additional information, please see “Corporate Governance – Shareholder Recommendations or Nominations for Director” below.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1: To elect three directors

Three directors are nominated for election to a class that will serve until the 2010 annual meeting of Shareholders and until their successors have been duly elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted cumulatively as to each class, in the discretion of the proxies, for the nominees for directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by our board of directors in the event any nominee or nominees become unavailable for election. The principal occupations of, and certain other information regarding, the nominees and our continuing directors, as of February 16, 2007, are set forth below.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION

OF THREE DIRECTORS.

Nominees to Serve in a Class Whose Term Expires in 2010

JAMES G. BERGES, Partner, Clayton, Dubilier & Rice. Mr. Berges, 59, has been Director of PPG since 2000. He became a partner in Clayton, Dubilier & Rice, a private equity investment firm, in 2006. Prior to that, he was president of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also a director of MKS Instruments, Inc. and Sally Beauty Holdings.

ERROLL B. DAVIS, JR., Chancellor, University System of Georgia. Mr. Davis, 62, has been a Director of PPG since 1994. Since February 6, 2006, he has been the Chancellor of the University System of Georgia, the governing and management authority of public higher education in Georgia. Prior to that, Mr. Davis was Chairman of the Board and Chief Executive Officer of Alliant Energy, a global energy service provider formed as the result of a merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co., in 1998, until his resignation as CEO in July 2005. Mr. Davis remained Alliant’s Chairman until his retirement in January 2006. Prior to the merger that formed Alliant Energy, he was President and Chief Executive Officer of Wisconsin Power and Light Company and WPL Holdings, Inc. Mr. Davis is also a director of BP plc. and Union Pacific Corp.

VICTORIA F. HAYNES, President and Chief Executive Officer of RTI International. Dr. Haynes, 59, has been a Director of PPG since October 2003. She has been the President and Chief Executive Officer of RTI International, which performs scientific research and development in advanced technologies, public policy, environmental protection, and health and medicine, since July 1999. She was Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Company from 1992 to 1999. Ms. Haynes is also a director of Lubrizol Corporation, Nucor Corporation and Ziptronix, Inc.

Continuing Directors—Term Expires in 2008

HUGH GRANT, Chairman of the Board, President and Chief Executive Officer, Monsanto Company, a global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Mr. Grant, 48, has been a Director of PPG since 2005. He was named Executive Vice President and Chief Operating Officer of Monsanto Company at the time of an initial public offering in 2000 and remained in that position for the subsequent spin-off of the company in 2002. Mr. Grant was named to his current position in 2003.

MICHELE J. HOOPER, Managing Partner, The Directors’ Council. Ms. Hooper, 55, has been a Director of PPG since 1995. In 2003, she co-founded, and became the Managing Partner of, the Directors’ Council, a private company that works with corporate boards to increase their independence, effectiveness and diversity. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from 1998 until Stadtlander was acquired in 1999. She is also a director of AstraZeneca plc. and Warner Music Group.

ROBERT MEHRABIAN, Chairman of the Board, President and Chief Executive Officer, Teledyne Technologies Inc. Dr. Mehrabian, 65, has been a Director of PPG since 1992. He has been Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies Inc., a provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems, since 2000. He was President and Chief Executive Officer of Teledyne Technologies Inc. from its formation (as a spin-off of Allegheny Teledyne Inc.) in 1999 until 2000. He was Executive Vice President of Allegheny Teledyne Inc., a manufacturer of specialty metals, aerospace, electronics, industrial and consumer products, from 1998 until 1999. He is also a director of Mellon Financial Corporation.

Continuing Directors—Term Expires in 2009

CHARLES E. BUNCH, Chairman and Chief Executive Officer, PPG Industries, Inc. Mr. Bunch, 57, has been a Director of PPG since 2002. He was President and Chief Operating Officer of PPG from July 2002 until he was elected President and Chief Executive Officer in March 2005 and Chairman and Chief Executive Officer in July 2005. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch is also a director of the H. J. Heinz Company.

ROBERT RIPP, Chairman of Lightpath Technologies. Mr. Ripp, 65, has been a Director of PPG since March 2003. He has been Director and Chairman of Lightpath Technologies, a manufacturer of optical lens and module assemblies for the telecom sector since 1999. He served as Interim President and Chief Executive Officer of Lightpath from October 2001 to July 2002. He was Chairman and Chief Executive Officer of AMP Incorporated, an electrical products company, from 1998 until AMP was acquired in April 1999. He is also a director of insurance company, ACE Limited.

THOMAS J. USHER, Chairman of the Board of Marathon Oil Corporation and the former Chairman of the Board of United States Steel Corporation. Mr. Usher, 64, has been a Director of PPG Industries since 1996. He was elected non-executive Chairman of Marathon Oil Corporation in 1995. Marathon is a global oil and natural gas production and refining company based in Houston, Texas. Mr. Usher had been Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation, a major producer of metal products, since 2001. He retired from the positions of Chief Executive Officer and President on September 30, 2004. He subsequently retired as Chairman of the Board of Directors on February 1, 2006. He served as Chairman of the Board and Chief Executive Officer of USX Corporation from 1995 until 2001. He is also a director of The PNC Financial Services Group, Inc. and H. J. Heinz Company.

DAVID R. WHITWAM, Retired Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 65, has been a Director of PPG since 1991. He was Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, from 1987 until his retirement in 2004. He is also a director of Convergys Corporation.

Proposal 2: To endorse Deloitte & Touche LLP as our independent registered public accounting firm for 2007

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2007. Deloitte & Touche LLP has been regularly engaged by us to audit our annual financial statements and to perform audit-related and tax services. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE

ENDORSEMENT OF DELOITTE & TOUCHE LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

Service Fees Paid to the Independent Registered Public Accounting Firm

During 2006, we retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as “Deloitte & Touche”), to provide services in the following categories and amounts:

	2006	2005
Audit fees[1]	$5,540,101	$4,864,186
Audit-related fees[2]	91,375	80,032
Tax fees[3]	746,205	1,049,920
All other fees	0	0

Total All Fees	$6,377,681	$5,994,138

[1]

Fees related to the audit of the consolidated financial statements, comfort letters, statutory and regulatory audits, consents, quarterly reviews, consultations concerning financial accounting and reporting standards arising during the audits and $1,005,270 in 2006 for the attestation of internal control over financial reporting as required by Sarbanes-Oxley Section 404. Fees in 2006 increased primarily due to a non-recurring audit of the European coatings business process redesign project and new statutory audit requirements.

[2]	Fees related to employee benefit plan audits and agreed-upon procedures engagements.
[3]	Fees related to tax compliance, planning and advice.

The majority of services performed by Deloitte & Touche in 2006 were pre-approved in accordance with the Audit Committee pre-approval policy and procedures at its February 15, 2006 meeting. Additional services were approved during the year as needed, in accordance with this policy. In so doing, the committee determined that the provision of these services is compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-approval Policy

The pre-approval policy describes the permitted audit, audit-related, tax and other services that Deloitte & Touche may perform, and lists a range of fees for these services (referred to as the Service List). The services and fee ranges listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by Deloitte & Touche is not included in the Service List, the committee must specifically pre-approve it. Similarly, any individual engagement not specifically included in the Service List that exceeds $50,000 or is related to internal control must be pre-approved by the committee. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve up to $150,000 per engagement has been delegated to the Audit Committee Chair to accommodate time sensitive service proposals. Any pre-approval decisions made by the Chair must be communicated to the full committee at the next scheduled meeting.

Proposal 3: To amend our Bylaws to implement a majority vote standard for the election of directors in uncontested elections, retaining a plurality vote standard in contested elections, conditioned on elimination of cumulative voting

On December 14, 2006, the Board determined that it would be in the best interests of PPG and its shareholders to amend our Bylaws to allow for majority voting in uncontested elections of directors. The Board approved an amendment to our Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard, subject to approval of the amendment and the elimination of cumulative voting by shareholders.

Under our current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. For example, even if 99% of the shares “withhold” authority to vote for a candidate, a 1% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a nominee for director in an uncontested election receive a “for” vote from a majority of the votes present and voting at a shareholder meeting to be elected to the Board. In the event of a contested election, a plurality voting standard will apply to guard against a failed election contest in which no candidate receives a majority of the “for” votes.

The Board believes that the proposed majority vote standard for uncontested elections is appropriate at this time. However, the Board believes that cumulative voting is not compatible with a majority voting standard and, therefore, that elimination of cumulative voting is desirable in connection with the adoption of the majority vote standard. Please see Proposal 4, below, for additional information regarding the proposed elimination of cumulative voting.

If approved by shareholders, this amendment to the Bylaws will become effective upon the deletion of the Article Fifth, Section 5.4(b) cumulative voting provision of our Articles of Incorporation. Thus, the Board proposes an amendment to our Bylaws to add a new provision changing the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard, and retaining a plurality standard in contested elections, conditioned on elimination of cumulative voting. The specific language of the proposed amendment to the Bylaws is set forth as Annex A to this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR THIS

PROPOSAL TO IMPLEMENT A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS.

ADOPTION OF THIS PROPOSAL 3 IS CONDITIONED ON THE APPROVAL BY

SHAREHOLDERS OF PROPOSAL 4 BELOW. NEITHER PROPOSAL 3 NOR

PROPOSAL 4 WILL BE IMPLEMENTED UNLESS BOTH PROPOSALS

ARE APPROVED.

Proposal 4: To amend our Articles of Incorporation to eliminate cumulative voting in elections of directors, conditioned on adoption of the majority vote standard

The Board of Directors has determined that it would be in the best interests of PPG and its shareholders to require that a nominee for director in an uncontested election receive a majority of the votes cast at a shareholders meeting to be elected to the Board (see Proposal 3 above). The Board believes that cumulative voting is incompatible with this majority vote standard and, therefore, recommends that the shareholders eliminate the cumulative voting provision contained in our Articles of Incorporation.

Currently, our Articles of Incorporation provide that when electing directors, shareholders may exercise cumulative voting. Under the current cumulative voting provision, each holder of PPG common stock may cast a number of votes equal to the number of shares of common stock held, multiplied by the number of directors to be elected. A shareholder may give one candidate all of such votes or may distribute such votes among as many candidates as the shareholder chooses.

This proposal would eliminate cumulative voting in order to facilitate adoption of the majority vote standard for the election of directors in the manner described above in Proposal 3. The Board has set the current number of directors at 10. The proposal would not change the present number of directors and the Board would retain the authority to change that number and to fill any vacancies or newly created directorships without shareholder approval.

Background of Proposal

The Board is seeking to eliminate cumulative voting because it believes that a change to a majority vote standard in uncontested elections would be in the best interests of shareholders at this time and it views cumulative voting as incompatible with a majority vote standard for directors.

Currently, directors are elected by a plurality vote. Under a plurality voting standard, a nominee for director receiving the most “for” votes is elected. Thus, votes not cast and votes cast to withhold authority to vote on the election of directors have no impact. Under a majority voting standard, the number of “for” votes cast in favor of a director nominee must be greater than the number of “against” votes received by the director nominee. In the event of a contested election, a plurality voting standard will apply to guard against a failed election contest in which no candidate receives a majority of the “for” votes.

The Board believes that the proposed majority vote standard for uncontested elections is appropriate at this time. However, the Board believes that cumulative voting is not compatible with a majority voting standard and, therefore, that elimination of cumulative voting is desirable in connection with the adoption of the majority vote standard. Cumulative voting is incompatible with a majority vote standard because cumulative voting enables individual shareholders or groups of shareholders with less than a majority of the outstanding shares to cumulate their votes to elect directors. This raises an additional problem since the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among Board members and impair the Board’s ability to operate effectively as a governing body, to the detriment of a majority of our shareholders.

The Board believes that each director should only be elected if such director receives a majority of the votes cast and that each director should represent the interests of all shareholders, rather than the interests of a minority shareholder or special constituency. The elimination of cumulative voting for directors and adoption of a majority vote standard is consistent with our desire to more closely align shareholder interests and Board accountability. Accordingly, the Board, after review and deliberation, determined that, to establish a majority vote standard, eliminating cumulative voting of directors is in the best interests of PPG and its shareholders.

Board Recommendation

After review, the Nominating and Governance Committee recommended elimination of the Article Fifth, Section 5.4(b) cumulative voting provision of our Articles of Incorporation in connection with adoption of a majority vote standard, and the Board of Directors agreed and determined that the amendment is advisable and in the best interests of PPG and its shareholders. Accordingly, the Board has proposed the amendment and recommends that shareholders approve the amendment by voting in favor of this Proposal 4.

The Amendment

The proposed amendment would eliminate Article Fifth, Section 5.4(b) of our Articles of Incorporation in its entirety.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR THIS

PROPOSAL TO ELIMINATE CUMULATIVE VOTING.

ADOPTION OF THIS PROPOSAL 4 IS CONDITIONED ON THE APPROVAL BY

SHAREHOLDERS OF PROPOSAL 3 ABOVE. NEITHER PROPOSAL 4 NOR

PROPOSAL 3 WILL BE IMPLEMENTED UNLESS BOTH PROPOSALS

ARE APPROVED.

Proposal 5: Shareholder proposal to urge our board to seek shareholder approval of certain future severance agreements with senior executives

The International Brotherhood of Electrical Workers’ Pension Benefit Fund, which we refer to as the “Fund”, holder of 3,766 shares of PPG common stock, has advised us that it intends to present the shareholder proposal below for action at the Annual Meeting. The shareholder proposal and the supporting statement are presented as received from the Fund in accordance with SEC’s rules, and we disclaim any responsibility for their content.

Shareholder Proposal

RESOLVED: that the shareholders of the PPG Industries, Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Severance agreements” include any agreements or arrangements that provide for payments or awards in connection with a senior executive’s severance from the Company, including employment agreements; retirement agreements; settlement agreements; change in control agreements; and agreements renewing, modifying or extending such agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of periodic retirement payments; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

Supporting Statement

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general. The Institutional Shareholder Services (ISS) survey of 16 shareholder proposals to restrict golden parachutes in 2006 showed they averaged 51.2% of the vote and obtained majority support at six companies.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

The Board of Directors has considered carefully this shareholder proposal and believes its adoption is unnecessary, unworkable and not in the best interests of PPG or its shareholders for the principal reasons set forth below.

In general, the Board opposes this shareholder proposal because it interferes with the Board’s ability to attract and compensate executives. The Board, through its Officers-Directors Compensation Committee, which is comprised solely of independent directors, sets executive compensation in a manner it believes to be in the best interests of PPG and its shareholders. The committee recognizes its responsibility and obligation to recommend and implement executive compensation packages that are in the long-term interests of PPG’s shareholders. The Board believes that it is in the shareholders’ best interests to have the responsibility for this ongoing process vested in independent directors rather than inhibited and diminished by the potential hurdles and complications reflected in this proposal.

With respect to severance agreements in particular, the Board believes that contractual arrangements providing competitive severance benefits for senior executives can be an important and entirely appropriate element of an executive compensation program. The only severance agreements that PPG currently has in place with its senior executives are the change in control agreements described on pages      through     . These agreements are an important tool for PPG to recruit and retain executives and to align the interests of senior executives with the interests of shareholders in various strategic contexts.

The decision of whether or not to offer severance benefits is one that is made in the context of the competitive marketplace for executive talent. To compete for the best executive talent, companies provide key executives with significant incentives, often including severance agreements. We believe that to compete for the best executive talent, PPG must have the flexibility to enter into severance arrangements. We also believe it is in the best interests of PPG and its shareholders to avoid placing arbitrary ceilings or restrictions on the kind and amount of severance payments PPG may offer, or to require shareholder approval of the terms of each severance agreement. Obtaining shareholder approval after the material terms are agreed upon, as suggested by the proponent, is simply impractical.

The Board also believes that agreements such as those we have in place with our senior executives—that is, agreements that are implemented only in connection with a change in control—serve to maintain the focus of our senior executives and insure that their attention, efforts and commitment are aligned with maximizing the success of PPG and shareholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a potential change of control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction.

We believe that the Board should retain authority to review the objectives of PPG’s executive compensation programs and design executive compensation that is in the shareholders’ best interests rather than being constrained by rigid and arbitrary limitations, such as those reflected in the proposal. We believe that the Board has acted, and will continue to act, in the best interests of shareholders in determining severance agreements and other compensation agreements for PPG’s executives.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL, IF IT IS PROPERLY PRESENTED AT THE ANNUAL

MEETING.

CORPORATE GOVERNANCE

Board Composition

PPG’s business, property and affairs are managed under the direction of the Board of Directors. The Board of Directors is currently comprised of ten members, divided into three classes. Terms of the classes are staggered, with one class standing for election each year. The Board is elected by shareholders to oversee management of the company in the long-term interests of all shareholders. The Board also considers the interests of other constituencies, which include customers, employees, retirees, suppliers, the communities we serve and the environment. The Board strives to ensure that PPG conducts business in accordance with the highest standards of ethics and integrity.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. These guidelines are revised from time to time to better address particular needs as they change over time. The Corporate Governance Guidelines may be accessed from the Corporate Governance section of our website at www.ppg.com, and will be made available in print to any shareholder upon written request delivered to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

The Board has a program for orienting new directors and for providing continuing education for all directors. The Board annually evaluates its own performance and that of the individual committees. The evaluation process is coordinated by the Nominating and Governance Committee and has three parts: Committee self-assessments, full board evaluations and evaluations of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full Board evaluations consider the committee self-assessments, as well as the quality of the Board’s meeting agendas, materials and discussions. All assessments and evaluations focus on both strengths and opportunities for improvement.

Director Independence

In accordance with the rules of the New York and Philadelphia Stock Exchanges, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the categorical guidelines it has adopted, which include all objective standards of independence set forth in the exchange listing standards. The categorical independence standards adopted by the Board are attached to this Proxy Statement as Annex B and are also contained in the Corporate Governance Guidelines. Based on these standards, at its meeting held on February 15, 2007, the Board determined that each of the following non-employee directors is independent and has no material relationship with PPG, except as a director and shareholder:

James G. Berges	Michele J. Hooper
Erroll B. Davis, Jr.	Robert Mehrabian
Victoria F. Haynes	Robert Ripp
Hugh Grant	Thomas J. Usher
David R. Whitwam

In addition, based on such standards, the Board affirmatively determined that Mr. Bunch is not independent because he is the Chairman and Chief Executive Officer of PPG.

Review and Approval or Ratification of Transactions with Related Persons

In 2006, the Board and its Nominating and Governance Committee adopted written policies and procedures relating to approval or ratification of “Related Person Transactions.” Under the policies and procedures, the Nominating and Governance Committee (or its Chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the entry into the Related Person Transaction, by taking into account, among other factors it deems appropriate:

■	The benefits to PPG of the transaction;

■

The impact on a director’s independence, in the event the “Related Person” is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer;

■	The availability of other sources for comparable products or services;

■	The terms of the transaction; and

■	The terms available to unrelated third parties or to employees generally.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of PPG and its shareholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Governance Committee, or Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted. In addition, the committee generally reviews all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

Under our policies and procedures, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PPG was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of PPG’s last fiscal year was, (i) a director or executive officer of PPG or a nominee to become a director of PPG; (ii) any person who is known to be the beneficial owner of more than 5% of any class of PPG’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

Certain Relationships and Related Transactions

As discussed above, the Nominating and Governance Committee is charged with reviewing issues involving potential conflicts of interest and all related person transactions. PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors of PPG are executive officers. The Nominating and Governance Committee and the Board do not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2006 of each of the purchaser and the seller and all of such transactions were in the ordinary course of business. Some of such transactions are continuing, and it is anticipated that similar transactions will recur from time to time.

Board Meetings and Committees

The Board currently has four standing committees:  Audit Committee, Nominating and Governance Committee, Officers-Directors Compensation Committee and Technology and Environment Committee. Effective July 1, 2006, the Board dissolved the previously appointed Investment Committee, and established the Technology and Environment Committee. The charter of each Board committee is available on our website and will be made available in print to any shareholder upon written request delivered to our corporate secretary.

Audit Committee	Nominating and Governance Committee	Officers-Directors Compensation Committee	Technology and Environment Committee

James G. Berges Erroll B. Davis, Jr. Michele J. Hooper* Robert Ripp	James G. Berges Hugh Grant Victoria F. Haynes Michele J. Hooper David R. Whitwam*	Robert Mehrabian Robert Ripp Thomas J. Usher* David R. Whitwam	Erroll B. Davis, Jr. Hugh Grant Victoria F. Haynes Robert Mehrabian* Thomas J. Usher

*	Committee Chair.

During 2006, the Board held eight meetings, the Audit Committee held seven meetings, the Nominating and Governance Committee held five meetings, the Officers-Directors Compensation Committee held three meetings, the Technology and Environment Committee held no meetings and the Investment Committee held one meeting. The average attendance at meetings of the board and committees during 2006 was over 96%, and each director attended at least 80% of the total number of meetings of the Board and committees on which such director served. PPG does not have a formal policy requiring attendance at the annual meeting of shareholders. In 2006, all directors except Dr. Haynes attended the annual meeting of shareholders.

Our independent directors meet separately, without any management present, at each meeting of the Board. The Board has designated the Chair of the Nominating and Governance Committee, currently Mr. Whitwam, to serve as presiding director of the independent director sessions. In their discretion, the independent directors may select another independent director to serve as presiding director for a particular session.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of five directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York and Philadelphia Stock Exchanges. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors. The charter also provides that the committee shall be responsible to identify and recommend to the Board of Directors persons to be nominated by the Board to stand for election as directors at each annual meeting of shareholders, the persons to be elected by the Board to fill any vacancy or vacancies in its number, and the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, if any, and the other executive officers of PPG. The committee also recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and other committees appointed by, the Board. The charter gives the committee the responsibility to develop and recommend corporate governance guidelines to the Board, and to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

Audit Committee

The Audit Committee is comprised of four directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York and Philadelphia Stock Exchanges. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors. The functions of the committee are primarily to review with our independent auditors and our internal auditors their respective reports and recommendations concerning audit findings and the scope of and plans for their future audit programs and to review audits, annual financial statements, accounting and financial controls. The committee also appoints our independent registered public accounting firm and assists the Board in oversight of our compliance with legal and regulatory requirements related to financial reporting matters. The Board has determined that three members of the committee, including the Chair of the committee, are “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC.

Audit Committee Report to Shareholders

The committee has oversight responsibility for our financial reporting process and the quality of our financial reporting, among other responsibilities. The committee operates under a written charter adopted by the Board of Directors. In connection with the December 31, 2006 financial statements, the committee:

■	Reviewed and discussed the audited financial statements with management;

■

Discussed with PPG’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS Nos. 89 and 90 (“Communication with Audit Committees”) and Rule 2-07 of Regulation S-X; and

■	Received the written independence disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee:

James G. Berges

Erroll B. Davis, Jr.

Michele J. Hooper (Chair)

Robert Ripp

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Officers-Directors Compensation Committee

The Officers-Directors Compensation Committee is comprised of four directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York and Philadelphia Stock Exchanges. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.

Committee meetings are regularly attended by our Chairman and Chief Executive Officer and our Vice President of Human Resources, as well as a representative of the outside compensation consulting firm retained by the committee. At each meeting, the committee meets in executive session. The committee’s chair reports the committee’s recommendations on executive compensation to the Board. The human resources department supports the committee in its duties and, along with the Compensation and Employee Benefits Committee, a committee comprised of members of senior management, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The committee approves, adopts, administers, interprets, amends, suspends and terminates our compensation plans applicable to, and fixes the compensation and benefits of, all of our executive officers. Recommendations regarding compensation of other officers are made by our Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The committee regularly reviews tally sheets that set forth the company’s total compensation obligations to our senior executives under various scenarios, including retirement, voluntary and involuntary termination and termination in connection with a change in control of PPG.

The committee has engaged Frederic W. Cook & Co., Inc., an independent outside compensation consulting firm, to advise the committee on all matters related to executive officer and director compensation. Specifically, Frederic W. Cook & Co. provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation decisions for the Chief Executive Officer and on the recommendations being made by management for executives other than the Chief Executive Officer. The committee meets independently with its consultant at each regularly scheduled meeting. The only services that the compensation consultant performs for PPG are related to executive and director compensation and are in support of decision-making by the committee.

Officers-Directors Compensation Committee Report to Shareholders

We have reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 31, 2006.

The Officers-Directors Compensation Committee:

Robert Mehrabian

Robert Ripp

Thomas J. Usher

David R. Whitwam

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Officers-Directors Compensation Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

No member of the Officers-Directors Compensation Committee was at any time during 2006 an officer or employee of PPG or any of our subsidiaries nor is any such person a former officer of PPG or any of our subsidiaries. In addition, no “compensation committee interlocks” existed during 2006.

Technology and Environment Committee

The Technology and Environment Committee is comprised of five directors, each of whom is independent under the standards adopted by the Board. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com, describes the composition, purposes and responsibilities of the committee. The primary purpose of the committee is to discharge certain of the Board’s responsibilities relating to the oversight of programs, initiatives and activities of PPG in the areas of science, technology, environment, health and safety. The functions of the committee are primarily to assess the science and technology capabilities of PPG in all phases of its activities in relation to its corporate strategies and plans; consult with management concerning existing and emerging technologies, and environment, health, safety and product stewardship issues, that can have a material impact on PPG; and review the status of our environment, health, safety and product stewardship policies, programs and practices.

Investment Committee

Effective July 1, 2006, the board dissolved the Investment Committee. The Investment Committee reviewed our investment policies concerning our pension plans and certain benefit plans and the asset investment policies of the PPG Industries Foundation. The committee also reviewed the selection of providers of services to our pension and benefit plans and to the PPG Foundation; the allocations of assets among classes and the performance of the investments of such pension and benefit plans and the PPG Foundation; and the actuarial assumptions concerning and the funding levels of our pension plans. The members of the Investment Committee were Erroll B. Davis, Jr. (Chair), Hugh Grant, Victoria F. Haynes and Thomas J. Usher. Each of the responsibilities of the former Investment Committee was assumed either by the Audit Committee or the full Board.

Shareholder Recommendations or Nominations for Director

The Nominating and Governance Committee is responsible for identifying and screening potential director candidates and for recommending to the Board qualified candidates for nomination. The committee considers recommendations of potential candidates from current directors, management and shareholders. The committee also has authority to retain and terminate search firms to assist in identifying director candidates. From time to time, search firms have been paid a fee to identify candidates.

Qualifications. Candidates recommended by shareholders are evaluated against the same criteria used to evaluate all candidates:

■	age shall be considered only in terms of experience of the candidate, seeking candidates who have broad experience in business, finance, the sciences, administration, government affairs or law;

■

candidates for director should have a knowledge of the national and international operations of industrial businesses such as those of PPG with special emphasis, whenever possible, on the United States, Canada, Europe, Asia and Latin America;

■	candidates for director should be cognizant of PPG’s societal responsibilities in conducting its operations;

■

each candidate should have sufficient time available to be a meaningful participant in Board affairs. Candidates should not be considered if there is either a legal impediment to service or a foreseeable conflict of interest which might materially hamper full and objective participation in all matters considered by the Board of Directors;

■

in accordance with our Retirement Policy for Directors, absent unforeseen health problems, each candidate should be able to serve as director for a sufficient period of time to make a meaningful contribution to the Board’s guidance of PPG’s affairs; and

■	the Board will be comprised of a majority of independent directors.

In applying these criteria, the committee seeks to establish a Board that, when taken as a whole, should:

■	be representative of the broad scope of shareholder interests, without orientation to any particular constituencies;

■	challenge management, in a constructive way, to reach PPG’s goals and objectives;

■	be sensitive to the cultural and geographical diversity of shareholders, associates, operations and interests;

■

be comprised principally of active or retired senior executives of publicly held corporations or financial institutions, with consideration given to those individuals who are scientifically-oriented, educators and government officials having corporate experience, whenever the needs of PPG indicate such membership would be appropriate;

■	include directors of varying ages, but whose overriding credentials reflect maturity, experience, insight and prominence in the community; and

■	be small enough to promote open and meaningful boardroom discussion, but large enough to staff the necessary Board committees.

Process. Shareholders wishing to recommend or nominate a nominee for director should send such recommendation or nomination in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. A shareholder recommendation of a director nominee should be submitted with the same information as required by our Bylaws to be included in a written notice of a shareholder nomination of a person to stand for election at a meeting of shareholders, as set forth below.

Our Bylaws provide that nominations for persons to stand for election as directors may be made by holders of record of PPG common stock, provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by our corporate secretary not later than:

■	with respect to an election to be held at an annual meeting of shareholders held on the third Thursday in April, 90 days prior to such annual meeting; and

■

with respect to an election to be held at an annual meeting of shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders.

Each notice of recommendation or nomination from a shareholder must include:

■	the name and address of the shareholder who is making the recommendation, or who intends to make the nomination, as the case may be, and of the person or persons to be recommended or nominated;

■

a description of all arrangements or understandings between the shareholder and each person being recommended or nominated, as the case may be, and any other person or persons (naming such person or persons) pursuant to which the recommendation or nomination is to be made by the shareholder;

■

such other information regarding the person being recommended or nominated as would be required to be included in a proxy statement filed under the proxy rules of the SEC, had the nominee been nominated by the Board; and

■	the written consent of each nominee, signed by such nominee, to serve as a director if so elected.

In addition to the notice requirements listed above, our Bylaws also require to be included in a written notice of a shareholder nomination of a person to stand for election at a meeting of shareholders a representation that the shareholder is a holder of record of PPG common stock entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice.

Code of Ethics

Our Global Code of Ethics, which is applicable to all directors and employees worldwide, embodies our global principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and compliance with all laws affecting our business. The Global Code of Ethics is available on the Ethics page of our website at www.ppg.com, and is also available in print to any shareholder who requests it. In addition, we intend to post on our website all disclosures that are required by law or New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of our code.

The Board has established a means for employees, customers, suppliers, shareholders or other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Global Code of Ethics. Any employee, shareholder or other interested party can call a toll-free number to submit a report. In North America, this number is 1-800-742-9687. This number is operational 24 hours a day, seven days a week. Ethics hotline numbers for other regions may be found on the Ethics page of our website.

Communications with the Board

Shareholders and other interested parties may send communications to any director in writing by sending them to the director in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

Compensation of Directors

Overview

The compensation program for the directors who are not also officers of PPG, to whom we refer as non-employee directors, is reviewed annually by the Officers-Directors Compensation Committee to ensure that the program remains competitive. As a part of the committee’s review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. The companies comprising this comparison group are used for review of the executive officer compensation program as well and are:

3M Company	Eastman Chemical Company	International Paper Company	Praxair, Inc.
Air Products and Chemicals, Inc.	Eaton Corporation	ITT Industries, Inc.	Rohm and Haas Company
Alcoa Inc.	Ecolab Inc.	Johnson Controls, Inc.	The Sherwin-Williams Company
The Dow Chemical Company	Honeywell International Inc.	Lear Corporation	Textron Inc.
E. I. du Pont de Nemours and Company	Illinois Tool Works Inc.	Monsanto Company	Weyerhaeuser Company

Taking into consideration the size of PPG relative to this comparison group and advice from an executive compensation consultant firm, Frederic W. Cook & Co., Inc., the committee reports its recommendations to the Board for approval. The committee may not set director compensation, but only makes recommendations to the Board. Changes to the non-employee directors’ compensation program generally become effective as of the year following adoption.

Directors Compensation Table

	Fees Earned or Paid in Cash ($)[1]					Change in Pension Value and Non-Qualified Deferred Compensation Earnings
Name	Annual Retainer	Committee Chair Fees	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation		All Other Compensation[4]	Total
J. G. Berges	$90,000	$0	$52,541	$26,583	—	—	$10,000	$179,125
E. B. Davis, Jr.	$90,000	$10,000	$52,541	$26,583	—	—	$10,000	$189,125
H. Grant	$90,000	$0	$52,541	$0	—	—	$10,000	$152,541
V. F. Haynes	$90,000	$0	$52,541	$26,583	—	—	$0	$169,125
M. J. Hooper	$90,000	$15,000	$52,541	$26,583	—	—	$1,000	$185,125
R. Mehrabian	$90,000	$10,000	$52,541	$26,583	—	—	$10,000	$189,125
R. Ripp	$90,000	$0	$52,541	$26,583	—	—	$10,000	$179,125
T. J. Usher	$90,000	$10,000	$52,541	$26,583	—	—	$0	$179,125
D. R. Whitwam	$90,000	$10,000	$52,541	$26,583	—	—	$0	$179,125

[1]

Fees include an annual cash retainer of $90,000, plus an additional committee chair retainer. The chair of the Audit Committee receives an annual retainer of $15,000, while the chairs of the other committees receive an annual retainer of $10,000.

[2]

In February 2006, each director received 1,007 time-based restricted stock units, or RSUs. The RSUs will vest on February 15, 2009. Dollar values represent the expense recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). The grant date fair value of each RSU grant was $59.63. The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 19 to our Financial Statements for the year ended December 31, 2006, which is located on pages F-     through F-     of our Annual Report on Form 10-K.

[3]

Dollar values represent the expense recognized for financial statement purposes for the year ended December 31, 2006, in accordance with FAS 123R, and thus include amounts from awards granted prior to 2006. The fair market value of each stock option grant was $17.09 in 2005 and $14.81 in 2004. The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 19 to our Financial Statements for the year ended December 31, 2006, which is located on pages F-     through F-     of our Annual Report on Form 10-K. As of December 31, 2006, each director has the following number of option awards outstanding: J. G. Berges, 12,500, E.B. Davis, Jr., 15,000, H. Grant, none, V.F. Haynes, 5,000, M.J. Hooper, 15,000, R. Mehrabian, 15,000, R. Ripp, 5,000, T.J. Usher, 15,000, and D.R. Whitwam, 15,000.

[4]	Amounts in this column reflect donations made by PPG Industries Foundation under our charitable awards program. For additional information, see “Charitable Awards Program” below.

Annual Retainer

For 2006, each of our non-employee directors received an annual retainer with a value equal to $150,000, of which $90,000 is paid in cash and $60,000 in equity in the form of restricted stock units, or RSUs. The cash portion of the retainer is payable in a lump sum on the date of the annual shareholder meeting. The number of RSUs a director receives is determined by dividing $60,000 by the closing price of our stock on the grant date, which is the date of the February meeting of the Officers-Directors Compensation Committee. A restricted stock unit represents the right to receive a share of PPG stock upon vesting. Each RSU grant vests three years after the grant date and earns dividend equivalents during the vesting period when dividends are declared on PPG common stock, but does not carry voting rights or other rights afforded to a holder of PPG common stock.

Prior to 2006, each non-employee director received an annual cash retainer and a stock option grant. Options granted after January 1, 2004, are exercisable three years after the grant date and have a ten-year term. Options granted prior to 2004 are exercisable one year after the grant date and also have a ten-year term.

Additional Retainers for Committee Chairs

In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board standing committee is entitled to an additional annual cash retainer, which is payable at the same time as the regular annual retainer. For 2006, the additional annual retainer for service as a committee chair was:

Committee	Retainer Amount
Audit	$15,000
Nominating and Governance	$10,000
Officers-Directors Compensation	$10,000
Technology and Environment	$10,000
Investment Committee	$10,000

Insurance Coverage

We pay the premiums to provide each of our non-employee directors with the following insurance coverage:

■

Accidental death and dismemberment insurance coverage, which provides $250,000 for accidental loss of life, and up to 100% of the death benefit for loss of limb. The aggregate cost to PPG of providing this coverage for 2006 was $2,454; and

■

PPG aircraft travel insurance coverage, which provides up to a $1,000,000 per seat voluntary settlement allowance, for travel on a PPG-owned aircraft, and a reduced amount for travel on a PPG leased or chartered aircraft. The aggregate cost to PPG of providing this coverage for 2006 was $16,198.

Deferred Compensation

A non-employee director may elect to have all or a portion of his or her retainer fees (including fees payable in RSUs) credited to the PPG Industries, Inc. Deferred Compensation Plan for Directors, thus deferring receipt of such fees until after the director leaves the Board. All amounts held in a director’s account under the Deferred Compensation Plan are credited as hypothetical shares of our stock, or what we refer to as common stock equivalents, the number of which is determined by dividing the dollar amount of the deferral by the closing stock price of PPG common stock on the NYSE on the date of the deferral. Common stock equivalents earn dividend equivalents (that are converted into additional common stock equivalents) when dividends are declared on PPG common stock, but do not carry voting rights or other rights afforded to a holder of PPG common stock.

Each non-employee director, upon leaving the Board of Directors for any reason, may elect to receive payment of his or her account balance related to compensation deferred prior to January 1, 2005, in one to fifteen annual installments. Each non-employee director’s account balance related to compensation deferred on or after January 1, 2005 will be paid in a lump sum six months and 10 days after the director leaves the Board. All distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the director’s deferred account (and cash as to any fractional common stock equivalents).

Charitable Awards Program

As part of our overall program to promote charitable giving, we established a directors’ charitable award program funded by insurance policies on the lives of directors who were initially elected before July 17, 2003. Upon the death of any of these directors, PPG will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by any such director and approved by PPG. We will subsequently be reimbursed from the proceeds of the life insurance policies. Directors derive no financial benefit from this program since all charitable deductions accrue solely to PPG. This program is not applicable to any director initially elected on or after July 17, 2003. The aggregate cost of this program to PPG for 2006 was $74,991.

In addition to the above program, all of our current directors are eligible to participate in the PPG Industries Foundation Matching Gift Program, which encourages charitable donations by our non-employee directors by matching his or her contributions to eligible institutions. Matching contributions of up to a total of $10,000 per year may be made under the Program. Eligible institutions include colleges or universities, private secondary schools, cultural institutions, and organizations serving exceptional children.

Stock Ownership

We established Stock Ownership Guidelines for all non-employee directors effective January 1, 2005. Each non-employee director must own 5,000 shares of our stock within five years of his or her election to the Board. For non-employee directors, common stock equivalent shares credited to the director under the Deferred Compensation Plan are counted toward meeting this requirement. Each of Dr. Haynes, Mr. Grant and Mr. Ripp is within his or her five-year compliance period and each is on track to meet the ownership requirement by the end of such period. All other non-employee directors have met the ownership requirement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

PPG’s philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

■	Attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance;

■	Promote and reward the achievement of short-term objectives that our board of directors and management believe will lead to long-term growth in shareholder value; and

■	More closely align the interests of executive officers with those of our shareholders by making long-term incentive compensation dependent upon financial performance and total shareholder return.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

■	Base salary;

■	Annual incentive awards; and

■	Long-term, equity-based incentives.

Mix of Compensation Components

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive’s position level. This provides more upside potential and downside risk for more senior positions because these roles have greater influence on the performance of the company as a whole.

Annual Compensation Programs

Our executive officers receive two forms of annual compensation – base salary and annual incentive awards – which together constitute an executive’s total annual compensation. Please note that “total annual compensation”, as discussed in this Compensation Discussion and Analysis, differs from the “Total Compensation” column of the Summary Compensation Table on page     , which includes long-term incentive and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Total annual compensation for each position is targeted at the “market value” for that position.

To determine market value, the compensation committee considers compensation data based on a comparator group, as well as the most recently available data from nationally-recognized independent executive compensation surveys representing a cross section of manufacturing companies. We target the median levels of compensation to derive our market value by adjusting this compensation data to reflect differences in company revenues using a statistical technique called “regression”. Market values from the comparator group data and the survey data are weighted 40% and 60%, respectively, in determining the final market value for the chief executive officer, chief financial officer and general counsel positions. Only survey data are utilized in determining market value for all other executive positions.

Our comparator group is intended to be representative of the market in which we compete most directly for executive talent. The compensation committee regularly reviews this group of companies with its compensation consultant to assure that it remains an appropriate benchmark for us. For 2006, one company which is no longer publicly held was dropped from this group. Our comparator group for 2006 compensation purposes was comprised of the 20 companies listed below:

3M Company	Eastman Chemical Company	International Paper Company	Praxair, Inc.
Air Products and Chemicals, Inc.	Eaton Corporation	ITT Industries, Inc.	Rohm and Haas Company
Alcoa Inc.	Ecolab Inc.	Johnson Controls, Inc.	The Sherwin- Williams Company
The Dow Chemical Company	Honeywell International Inc.	Lear Corporation	Textron Inc.
E. I. du Pont de Nemours and Company	Illinois Tool Works Inc.	Monsanto Company	Weyerhaeuser Company

Annual Compensation Policies. Our annual compensation policies further our pay-for-performance philosophy. We set total annual compensation for our executive officers to approximate the market value for comparable positions. However, generally we seek to maintain base salaries, which are the fixed component of annual compensation, below market value, thereby putting a larger portion of the executive’s annual compensation at-risk.

Annual incentive awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives. Total annual compensation generally should be below market value when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives.

Base Salary. Based on the compensation committee’s review of the applicable compensation data, as discussed above, base salaries of all executives for 2006 were set at levels below the market value for comparable positions. Mr. Bunch’s 2006 salary was $900,000, representing a 20% increase over the amount he received in 2005. Mr. Bunch was promoted to the position of chairman and chief executive officer on July 1, 2005. This increase in 2006 base salary in large part reflects his service as chairman and chief executive officer for all of 2006. Also as a result of the 2006 annual review, Messrs. Hernandez and Diggs each received an increase of $10,000 in base salary, Mr. Alexander received an increase of $20,000 in base salary and Mr. Sullivan received no increase in base salary.

In addition to an annual review, the base salaries of executives are also reviewed at the time of a promotion or other change in responsibilities. In 2006, Mr. Alexander received an increase of $35,000 in base salary, effective July 1, 2006, in connection with his accepting additional responsibilities. In the past, changes to base salary for the chief executive officer, chief financial officer and general counsel positions have taken effect on January 1 of each year. Beginning in 2007, changes to base salary for all employees generally will take effect on March 1 of each year.

Annual Incentive Awards. Annual incentive awards generally are targeted at levels higher than market value for comparable positions, which reflects our view that larger amounts of an executive’s annual compensation should be at-risk. In February 2006, the compensation committee determined that the incentive award pool for 2006 annual incentive awards to executive officers would be equal to 1% of adjusted net income (defined as income from continuing operations) for the year ended December 31, 2006. Net income is determined in accordance with generally accepted accounting principles, as reflected in our audited consolidated statement of income. The compensation committee also approved guidelines for certain types of non-operating adjustments that may be used by the committee in determining adjusted net income for these purposes. These adjustments generally relate to legacy litigation or environmental remediation, accounting rule changes and major portfolio changes. The compensation committee also established that the maximum annual incentive award that could be paid out of the pool to our chief executive officer would be equal to 30% of the pool; the maximum annual incentive award that could be paid out of the pool to our next two most highly compensated executive officers would be equal to 20% of the pool; and the maximum award that could be paid out of the pool to each of the other executive officers named in the Summary Compensation Table would be equal to 15% of the pool.

Although the annual incentive award pool and the percentage of the pool allocated to each executive officer determines the maximum amount that can be paid individually and in the aggregate, the compensation committee’s practice has been to approve annual incentive awards based primarily on target levels set for each executive officer and pre-established short-term performance objectives. Thus, on an annual basis, the compensation committee establishes a target annual incentive award for each executive officer based on the executive’s position level and the market value of comparable positions in our comparator group. For 2006, this target, expressed as a percentage of base salary, ranged from 75% to 128%, depending on the executive officer’s position. The amount of an executive’s actual annual incentive award, in relation to the executive’s target opportunity, is determined on the basis of achievement of short-term performance objectives.

The performance objectives for our executive officers include specific financial targets for company performance and, if applicable, business performance, as well as personal performance objectives. The award components are weighted:

■	Company performance, 20%;

■	Business performance, 50%; and

■	Personal performance, 30%.

For the positions of chief executive officer, chief financial officer and general counsel, there is no applicable business component, and company performance is weighted to 70%. The personal performance assessment of our chief executive officer is determined by the compensation committee, with input from the other non-management members of the Board. The personal performance of each other executive officer is determined by our chief executive officer. The personal performance component of the annual incentive is based on measures of individual performance relevant to the particular individual’s job responsibilities.

The potential payout of the company performance component of the annual incentive is based on a pre-determined schedule, recommended by management and approved by the compensation committee, which corresponds to various levels of potential company financial performance. The maximum payout of this component under the schedule is 220% of target, subject to other limitations on the aggregate amount of incentive awards that may be paid to the executive officers named in the Summary Compensation Table as discussed above. If minimum thresholds of company financial performance are not achieved, in accordance with the pre-determined schedule, no payouts may be made.

For 2006, a payout at target level for the company performance component of the annual incentive award could have been earned if adjusted earnings per share were between $3.90 and $4.30, approximating prior year (2005) performance, and provided that pre-established baselines of return on capital and return on equity were met. Specifically, performance within this range could have resulted in a payout ranging from 10% below target to 30% above target, depending on whether assumptions about key economic factors were realized. Over the past six years, actual payouts of the company performance component of the annual incentive have ranged from 70% to 190% of target.

Business short-term performance objectives are specific to a particular business, and are based on a combination of growth in sales, earnings before interest and taxes, earnings growth and return on capital, as well as performance against strategic milestones, as determined by management. Over the past six years, actual payouts of the business performance component related to a particular business have ranged from 0% to 220% of target. The business performance component payouts for two of our executive officers named in the Summary Compensation Table, Messrs. Alexander and Sullivan, are a blend of payouts based on the performance of each of the specific businesses for which each of them is responsible. While serving as executive officers over the past two years, the blended business performance payout for these executive officers has ranged from 70% to 160% of target.

In assessing company performance against objectives, the compensation committee considers actual results against the specific deliverables associated with the objective, the extent to which the objective was a significant stretch goal for the organization, whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results, and the extent to which economic assumptions underlying the performance targets were accurate. The overall assessment for company performance then determines the percent of the target award that will be paid to each executive for the company performance component of the annual incentive. Business performance is assessed and approved on a similar basis by management. The overall assessment of business performance determines the percent of target paid to applicable executives for the business component of the annual incentive award. Final awards for the executive officers named in the Summary Compensation Table are subject to the negative discretion of the compensation committee.

The actual company financial performance for 2006 was $5.10 adjusted earnings per share. Consistent with established guidelines for non-operating adjustments that may be used by the committee in determining adjusted net income for these purposes, adjusted earnings per share excluded aftertax charges of $0.83 per share. Adjusted earnings per share of $5.10 corresponded to a payout of 220% in accordance with the schedule pre-determined by the compensation committee. However, the compensation committee exercised its discretion to reduce the payout of this component to 190% for all annual incentive awards, based, among other things, on certain economic factors that were more favorable than anticipated. The level of achievement of business short-term performance objectives for 2006 specific to Messrs. Alexander and Sullivan corresponded to a payout of 160% in accordance with the schedule pre-determined by the compensation committee. The annual incentive awards actually paid to each of these executives for 2006 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Annual incentive awards are payable in cash, except that executives who do not meet the stock ownership guidelines described below under the caption “PPG Stock Ownership Guidelines” receive 20% of their annual incentive award in the form of PPG common stock. Participants are entitled to defer part or all of an annual incentive award under our deferred compensation plan. For additional information concerning our deferred compensation plan, see “Deferred Compensation Opportunities” below.

Long-Term Incentive Compensation

Our compensation committee believes that long-term incentive compensation is an important component of our program because it has the effect of retaining executives, aligning executives’

financial interests with the interests of shareholders, and rewarding the achievement of PPG’s long-term strategic goals. Payment of long-term incentive awards is based solely on company performance, and is targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. Each February, the compensation committee reviews and approves a pool of equity-based compensation for that year to be granted to executives and other eligible employees who participate in our long-term incentive programs. Three types of long-term incentive awards are granted annually to executive officers:

■	Stock options;

■	Total Shareholder Return contingent shares, or TSR shares; and

■	Restricted Stock Units, or RSUs.

The number of stock options, TSR shares and RSUs granted to executive officers is intended to represent an estimated potential value that, when combined with total annual compensation, as discussed above, will approximate the market value of total annual and long-term compensation paid to executives in our comparator group and in a cross-section of manufacturing companies represented in nationally-recognized executive compensation surveys.

These types of long-term incentive awards were selected to provide a program that focuses on different aspects of long-term performance – stock price appreciation, total return to shareholders and solid financial performance. The estimated potential value of the awards granted to each executive officer is delivered equally through each instrument, so that approximately one-third of the value of the total award is in stock options, one-third is in TSR shares and one-third is in RSUs. The compensation committee selected equal distribution to emphasize its view that each of the three equity-based vehicles serves a particular purpose and is equally important in supporting our long-term compensation strategy.

Stock Options. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in PPG and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2006 were granted from our shareholder-approved Stock Plan. Some features of our stock option program include:

■	Options become exercisable after three years from the date of grant;

■	The term of each grant does not exceed 10 years;

■	The exercise price is equal to the closing market price on the date of grant (we do not grant discounted stock options);

■	New grants since January 1, 2003, do not include “reload” or “restored” provisions; and

■	Repricing of stock options is prohibited.

We continue to use stock options as a long-term incentive because stock options focus the management team on increasing longer-term value for shareholders. For additional information concerning the timing of grants of stock options, please see “Our Policies with Respect to the Granting of Equity Awards” below. In February 2006, stock options were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 80,000; Mr. Hernandez, 24,000; Mr. Diggs, 20,000; Mr. Alexander, 13,600; and Mr. Sullivan, 13,600.

As shown in the Outstanding Equity Awards at Fiscal Year-End table and related footnotes on page     , some of the executive officers named in the Summary Compensation Table exercised existing stock options in a manner entitling them to receive “reload” or “restored” options under the Restored Option provisions of the Stock Plan. The Restored Options provisions of the Stock Plan are inapplicable to options granted on or after January 1, 2003, and the Omnibus Plan, which was approved by shareholders in 2006, does not permit the granting of Restored Options.

TSR Shares.

Basis of Payout	Performance Period	Payout of Benefit
• Total shareholder return of PPG compared to average of total shareholder return for S&P 500 and S&P Materials Sector • Payout is 0% to 220% of original TSR shares award:	2006 through 2008	• Settled in a combination of cash and shares at end of performance period • Dividend equivalents are awarded during performance period, based on original TSR shares award

PPG TSR	Grant Payout
90th percentile 80th percentile 70th percentile	220% 180% 140%
60th percentile	100%
50th percentile 40th percentile 30th percentile below	80% 60% 40% 0%

TSR shares represent a contingent share grant that is made at the beginning of a three-year performance period. The grant is settled in a combination of cash and shares of PPG common stock at the end of the three-year period, depending upon our total shareholder return in relation to the total shareholder return of a comparison set of companies during that period. The calculation of total shareholder return assumes that all dividends were reinvested. Beginning in 2006, both the S&P 500 Materials Sector and the entire S&P 500 serve as comparison sets, and the grant payout results determined from those comparisons are averaged with each carrying equal weight. The 2006 change to also include the entire S&P 500 was intended to provide the opportunity to evaluate performance against both Materials peer companies and the broader array of S&P 500 companies with which we compete for investor dollars.

Payment of TSR Share Awards. If minimum performance is not achieved, no payment is made with respect to the TSR share grant. If performance is above target, payment may exceed the original number of contingent TSR shares awarded. Target performance is set at the 60th percentile rank, which allows for a 100% payout only if our performance is greater than the median performance for the comparison sets of companies. The minimum and maximum number of shares that may be issued upon settlement of a TSR share grant ranges from 0% to 220% of the original number of contingent TSR shares awarded. Dividend equivalents are awarded over the performance period, based on the original contingent TSR share grant. TSR shares are intended to reward executives only when we provide a greater long-term return to shareholders relative to a percentage of the comparison sets of companies, which is consistent with our pay-for-performance compensation philosophy.

There were no payouts of TSR shares for 2006 because no TSR share awards were granted in 2004. In February 2006, TSR shares were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 20,000; Mr. Hernandez, 6,000; Mr. Diggs, 5,000; Mr. Alexander, 3,500; and Mr. Sullivan, 3,500.

RSU Shares.

Basis of Payout	Performance Period	Payout of Benefit
• Either 10% growth in earnings per share or 10% cash flow return on capital • Payout is 0% to 150% of original RSU shares award:	2006 through 2008	• Settled in shares at end of performance period • No dividend equivalents are paid during performance period

Years Goal Met Payout
3 of 3 years 150% 2 of 3 years 100% 1 of 3 years 50% 0 of 3 years 0%

RSUs represent a contingent share grant that is made at the beginning of a three-year performance period. Payment is settled in shares of PPG common stock at the end of the period if we achieve certain pre-determined performance thresholds. For purposes of 2006 awards of RSUs, the applicable performance criteria are 10% growth in earnings per share or 10% cash flow return on capital, taking into account the same adjustments utilized by the compensation committee in determining earnings per share for purposes of annual incentive awards (see “Annual Incentive Awards” above). If minimum performance is not achieved, no shares are issued with respect to the grant and the award is forfeited. If performance is above target, the number of shares issued may exceed the original number of contingent shares awarded. The minimum and maximum number of shares that may be issued upon settlement of an RSU ranges from 0% to 150% of the original number of contingent shares awarded, depending on the number of years during the three-year period that the performance thresholds are met (see the table above for a breakdown of the payout percentages). No dividend equivalents are awarded on outstanding RSUs. By including performance-based RSUs in the long-term incentive mix, executives are rewarded when long-term financial performance objectives are achieved.

There were no payouts of RSUs for 2006 because no RSU awards were granted in 2004. In February 2006, RSUs were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 20,000; Mr. Hernandez, 6,000; Mr. Diggs, 5,000; Mr. Alexander, 3,500; and Mr. Sullivan, 3,500.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, executive officers named in the Summary Compensation Table receive certain perquisites and other benefits. Such perquisites include financial counseling services, payment of organizational membership dues and limited personal use of PPG’s corporate aircraft. Other benefits include company matching contributions under our Employee Savings Plan, company matching contributions under our Deferred Compensation Plan and additional income paid to reimburse executives for personal tax liability on perquisites. These perquisites and other benefits are provided to increase the availability of the executives to focus on the business of the enterprise or because we believe they are important to our ability to attract and retain top-quality executive talent. The costs to PPG associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table on page          and in the All Other Compensation table on page     .

We also provide other benefits, such as medical, dental and life insurance and disability coverage, to each executive named in the Summary Compensation Table under our benefit plans, which are also provided to most eligible U.S.-based salaried employees. Under our benefit plans, eligible employees, including the executives, can purchase a higher level of coverage for certain benefits. The value of these benefits is not required to be included in the Summary Compensation Table because such benefits are made available on a company-wide basis to most U.S. salaried employees. We also provide vacation and other paid holidays to all employees, including the executive officers named in the Summary Compensation Table, which are comparable to those provided at other large companies.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is our Deferred Compensation Plan. The plan is a voluntary, non-tax qualified, deferred compensation plan available to all executive officers and other participants in our management incentive plans, to enable them to save for retirement by deferring a portion of their current compensation. The plan also provides eligible employees with supplemental matching contributions equal to the matching contributions they would have received under our employee savings plan, but for certain limitations under the Internal Revenue Code. Under the plan, compensation may be deferred until death, disability, retirement or termination or, in the case of the cash portion of certain incentive awards, other earlier specified dates the participants may select. Deferred amounts (other than the PPG Common Stock portion of deferred incentive awards, which must be invested in PPG stock) are credited to an investment account that earns a return based on the investment options chosen by the participant. The value of a participant’s investment account is based on the value of the phantom investments. For additional information concerning our Deferred Compensation Plan, see “Compensation of Executive Officers – Non-Qualified Deferred Compensation Table” and accompanying narrative below.

Retirement Plans

We maintain both a tax-qualified defined benefit pension plan, called the Retirement Income Plan, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan, in which each of the executive officers named in the Summary Compensation Table participate. The compensation covered by our Retirement Income Plan, which is compulsory and noncontributory, is the salary of a participant as limited by applicable Internal Revenue Service regulations. Our Non-Qualified Retirement Plan is an unfunded supplemental plan that provides benefits paid out of our general assets in an amount substantially equal to the difference between the amount that would have been payable under the Retirement Income Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Income Plan. We believe this supplemental retirement benefit is competitive with that provided by other companies with which we compete for executive talent. For additional information concerning our retirement plans, see “Compensation of Executive Officers – Pension Benefits” below.

A short service provision may be granted to selected experienced executives as part of their hiring arrangement. This provision enables us to accelerate the executive’s company service (1 1/2 years credited for each actual year of service, up to a maximum of 30 years) in the Non-Qualified Retirement Plan in order to facilitate late-career employment changes. We have found it critical to have the flexibility to grant a short service provision in order to attract key executives. This short service provision currently is in effect for seven employees, including the following executive officers named in the Summary Compensation Table: Messrs. Diggs and Hernandez.

Change In Control Employment Agreements

We have agreements in place with each of the executive officers named in the Summary Compensation Table providing for their continued employment for a period of up to three years in the event of an actual or threatened change in control of PPG (as “change in control” is defined in the agreements). We believe that these agreements serve to maintain the focus of our senior executives and insure that their attention, efforts and commitment are aligned with maximizing the success of PPG and shareholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change in control agreements, see “Potential Payments upon Termination or Change in Control” below.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation. For example, we considered limitations on the deductibility of personal use of corporate aircraft under the American Jobs Creation Act when adopting our policies regarding use of our aircraft by executive officers. In addition, we have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting Non-Qualified deferred compensation.

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, the compensation committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our annual and long-term incentive compensation programs for executives qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

Financial Restatement

It is our policy that we will, to the extent permitted by governing law, seek recoupment of incentive compensation paid to any executive officer where

■	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;
■	the executive officer is found to have engaged in fraud or misconduct that caused or partially caused the need for the restatement; and
■	a lower payment would have been made to the executive officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual executive officer’s incentive compensation for the relevant period exceeded the payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Our Policies with Respect to the Granting of Equity Awards

Equity awards may be granted by either the compensation committee or its delegate. The compensation committee only delegates authority to grant equity awards to employees who are not executive officers, and only in aggregate amounts not exceeding amounts approved by the committee. The Board generally does not grant equity awards, although the compensation committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Equity awards are granted in February at a regularly scheduled meeting of the compensation committee, and as a general rule further grants are not made for the remainder of the year. These meetings occur approximately one month after the release of our earnings for the immediately preceding year. On limited occasion, grants may occur at an interim meeting of the compensation committee, primarily for the purpose of approving a compensation package for newly hired or promoted executives. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion; not our stock price or the timing of any release of company information.

Option Exercise Price. The exercise price of a newly granted stock option (that is, not an option assumed in, or granted in connection with, an acquisition) is the closing price on the New York Stock Exchange on the date of grant. With respect to the occasional interim grants to newly hired or promoted executives, the exercise price is the closing price on the New York Stock Exchange on the date of grant, which is the later of the approval date or the hire or promotion date, as applicable. In 2006, the compensation committee adopted a modification to this policy, which provides that if the date of hire or promotion would fall within a blackout period, the grant date will be the first business day following such blackout period.

PPG Stock Ownership Guidelines

The compensation committee also believes that it is in the best interests of shareholders for our officers to own a significant amount of PPG common stock, thereby aligning their interests with the interests of shareholders. Accordingly, in 2003 the compensation committee implemented stock ownership guidelines applicable to all of our officers, based on a multiple of base salary. The current stock ownership guidelines are:

Chief executive officer	5 times base salary
Other executive officers	3 times base salary
Other officers	2 times base salary

Ownership, for purposes of these guidelines, includes shares of PPG common stock personally owned, as well as all stock holdings in PPG’s savings plan and deferred compensation accounts. Unexercised options and unvested shares awarded under our long-term incentive plans are not counted for these purposes. Officers are expected to meet these ownership requirements within five years of election, appointment or promotion, absent unusual circumstances.

Mr. Alexander is within his five-year compliance period and is on track to satisfy his ownership requirements by the end of such period. All other executive officers named in the Summary Compensation Table have met their ownership requirements.

Securities Trading Policy

Executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the company’s securities. This prohibition includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

Name and Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[6]	All Other Compensation[7]	Total
Charles E. Bunch	2006	$900,000	$—	$1,909,806	$2,661,387	$2,185,000	$1,106,085	$123,612	$8,885,890
Chairman and
Chief Executive Officer
William H. Hernandez	2006	$475,000	$—	$381,013	$1,266,493	$760,000	$305,208	$43,014	$3,230,728
Senior Vice President,
Finance
James C. Diggs	2006	$440,000	$—	$317,510	$739,976	$585,000	$183,464	$57,873	$2,323,823
Senior Vice President,
General Counsel and Secretary
J. Rich Alexander	2006	$364,167	$—	$207,942	$250,967	$485,000	$163,328	$48,761	$1,520,165
Senior Vice President,
Coatings
Kevin F. Sullivan	2006	$352,000	$—	$220,860	$534,791	$440,000	$285,216	$55,848	$1,888,715
Senior Vice President,
Chemicals

[1]

On January 1, 2006, the annual salary for Mr. Alexander was $330,000. On March 1, 2006, a regular annual salary increase brought his salary to $350,000. In conjunction with a reorganization of responsibilities, Mr. Alexander received an additional salary increase on July 1, 2006, bringing his annual salary to $385,000.

[2]

The named executive officers were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal year ended December 31, 2006. Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute Annual Incentive Awards that were determined by the Officers-Director Compensation Committee at its February 14, 2007 meeting and, to the extent not deferred by an executive, were paid out shortly thereafter.

[3]

The amounts in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of performance-based restricted stock units, or RSUs, and performance-based total shareholder return contingent shares, or TSRs, granted as part of the long-term incentive components of our compensation program described on pages      through     . The assumptions used in calculating these amounts are set forth in Note 19 to our Financial Statements for the year ended December 31, 2006, which is located on pages F-     through F-     of our Annual Report on Form 10-K. Compensation cost is generally recognized over the vesting period of the award. However, the awards provide that an individual who retires from PPG automatically vests in any award that has been outstanding for more than 12 months. As such, compensation cost related to these grants is recognized over a period of 12 months, as this represents the “effective” vesting period, for individuals who are retirement eligible.

[4]

The amounts in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of outstanding stock options granted as part of the long-term incentive components of our compensation program described on pages      through     , plus restored options granted in conjunction with original option grants made prior to 2003 described on pages      through     . The assumptions used in calculating these amounts are set forth in Note 19 to our Financial Statements for the year ended December 31, 2006, which is located on pages F-     through F-     of our Annual Report on Form 10-K. Compensation cost is generally recognized over the vesting period of the award. However, the awards provide that an individual who retires from PPG automatically vests in any award that has been outstanding for more than 12 months. As such, compensation cost related to these grants is recognized over a period of 12 months, as this represents the “effective” vesting period, for individuals who are retirement eligible.

[5]

The amounts in this column reflect the dollar value of Annual Incentive Awards for 2006, as described on pages      through     . Under our Stock Ownership Guidelines, which are discussed on page     , 20% of Mr. Alexander’s annual incentive award was paid in shares of PPG common stock on February 28, 2007. Accordingly, of his $             annual incentive award, Mr. Alexander received $             in cash.

[6]

The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under our qualified and non-qualified pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan.

[7]	Includes all other compensation as described in the table entitled “All Other Compensation Table” below.

All Other Compensation Table

	Perquisites					Other Compensation
NAME	Personal Use of Company Aircraft[1]	Financial Counseling[2]	Organization Dues	Other[3]	Total Perquisites	Savings Plan Contributions[4]	Deferred Compensation Contributions[5]	Tax Reimbursements[6]	Total Other Compensation	Total All Other Compensation
C. E. Bunch	$31,208	$8,500	$19,100	$6,849	$65,657	$10,001	$30,940	$17,014	$57,955	$123,612
W. H. Hernandez	$—	$8,500	$3,240	$4,903	$16,643	$10,001	$11,599	$4,771	$26,371	$43,014
J. C. Diggs	$—	$8,500	$14,131	$3,531	$26,161	$10,001	$10,010	$11,701	$31,711	$57,873
J. R. Alexander	$—	$8,500	$8,922	$5,771	$23,193	$10,001	$6,535	$9,032	$25,568	$48,761
K. F. Sullivan	$—	$8,500	$12,730	$6,277	$27,507	$10,001	$6,006	$12,334	$28,341	$55,848

[1]

The amounts in this column reflect the aggregate incremental cost to PPG of personal use of corporate aircraft. The aggregate incremental cost to PPG is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. A different value attributable to personal use of corporate aircraft (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of Mr. Bunch.

[2]

The amounts in this column reflect the cost of financial counseling services paid by PPG. One-half of the cost of financial planning services reflected in the table above is included as compensation on the W-2 of named executive officers who receive such benefits.

[3]	The amounts in this column reflect the aggregate incremental cost to PPG of spouse travel, airway club fees and automobile-related expenses.

[4]	The amounts in this column reflect company contributions under the PPG Industries Employee Savings Plan.

[5]

The amounts in this column reflect company contributions under the PPG Industries, Inc. Deferred Compensation Plan in lieu of company contributions that could not be made under the Savings Plan because of the Internal Revenue Code limitations.

[6]	The amounts in this column reflect additional income paid by PPG to reimburse the executive for personal tax liability on perquisites.

Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Securities Underlying (#)	All Other Option Awards: Number of Securities Underlying (#)		Exercise or Base Price of Option Awards ($/Sh)[2]	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. E. Bunch	N/A	$460,000	$1,150,000	$3,844,000									N/A
	15-Feb-2006									80,000		$59.63	$1,219,200
	11-May-2006									9,535	R	$68.36	$95,636
	11-May-2006									1,582	R	$68.36	$15,867
	11-May-2006									20,575	R	$68.36	$206,367
	11-May-2006									14,208	R	$68.36	$142,506
	11-May-2006									4,014	R	$68.36	$40,260
	11-May-2006									15,497	R	$68.36	$155,435
	11-May-2006									16,756	R	$68.36	$168,063
	05-Dec-2006									36,525	R	$66.36	$328,725
	05-Dec-2006									699	R	$66.36	$6,291
	15-Feb-2006				10,000	20,000	30,000	U					$1,080,600
	15-Feb-2006				8,000	20,000	44,000	T					$1,200,000
W. H. Hernandez	N/A	$168,000	$420,000	$2,563,000									N/A
	15-Feb-2006									24,000		$59.63	$365,760
	17-Mar-2006									6,865	R	$63.32	$65,012
	17-Mar-2006									2,674	R	$63.32	$25,323
	17-Mar-2006									22,960	R	$63.32	$217,431
	17-Mar-2006									15,394	R	$63.32	$145,781
	17-Mar-2006									9,090	R	$63.32	$86,082
	23-Oct-2006									2,570	R	$69.28	$23,130
	23-Oct-2006									964	R	$69.28	$8,676
	23-Oct-2006									14,794	R	$69.28	$133,146
	23-Oct-2006									24,264	R	$69.28	$218,376
	23-Oct-2006									6,598	R	$69.28	$59,382
	23-Oct-2006									10,399	R	$69.28	$93,591
	15-Feb-2006				3,000	6,000	9,000	U					$324,180
	15-Feb-2006				2,400	6,000	13,200	T					$360,000
J. C. Diggs	N/A	$136,000	$340,000	$2,563,000									N/A
	15-Feb-2006									20,000		$59.63	$304,800
	11-May-2006									6,463	R	$68.36	$64,824
	11-May-2006									3,312	R	$68.36	$33,219
	11-May-2006									18,003	R	$68.36	$180,570
	11-May-2006									1,520	R	$68.36	$15,246
	05-Dec-2006									12,551	R	$66.36	$112,959
	15-Feb-2006				2,500	5,000	7,500	U					$270,150
	15-Feb-2006				2,000	5,000	11,000	T					$300,000

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Securities Underlying (#)	All Other Option Awards: Number of Securities Underlying (#)		Exercise or Base Price of Option Awards ($/Sh)[2]	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. R. Alexander	N/A	$110,000	$275,000	$1,922,000									N/A
	28-Feb-2006								703 N				$41,955
	15-Feb-2006									13,600		$59.63	$207,264
	09-Mar-2006									1,274	R	$60.90	$12,065
	09-Mar-2006									245	R	$60.90	$2,320
	24-Oct-2006									3,136	R	$68.82	$28,224
	24-Oct-2006									5,299	R	$68.82	$47,691
	15-Feb-2006				1,750	3,500	5,250	U					$189,105
	15-Feb-2006				1,400	3,500	7,700	T					$210,000
K. F. Sullivan	N/A	$106,000	$265,000	$1,922,000									N/A
	15-Feb-2006									13,600		$59.63	$207,264
	11-May-2006									1,091	R	$68.36	$10,943
	11-May-2006									11,570	R	$68.36	$116,047
	11-May-2006									8,670	R	$68.36	$86,960
	11-May-2006									2,812	R	$68.36	$28,204
	15-Feb-2006				1,750	3,500	5,250	U					$189,105
	15-Feb-2006				1,400	3,500	7,700	T					$210,000

N – Shares granted with respect to a portion of the 2005 annual incentive award payout that, as required by our Stock Ownership guidelines, which are described on page     , were converted from cash to shares of PPG common stock and paid on February 28, 2006.

R – Restored options granted with respect to original stock options granted prior to January 1, 2003, which are described on page     .

U – RSUs. Estimated future payouts relate to the performance period of 2006 through 2008. For additional information concerning the material terms of these RSU grants, see page     .

T – TSR shares. Estimated future payouts relate to the performance period of 2006 through 2008. For additional information concerning the material terms of these RSU grants, see page     .

[1]

The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our annual incentive award program. For additional information concerning our annual incentive award program, see pages      through     .

[2]

The exercise price of option awards is the closing sale price of PPG common stock reported for the date of grant on the NYSE Composite Tape. Option awards vest on the third anniversary of the date of grant, except that restored options vest six months from the date of grant. For additional information concerning stock option awards and restored options, see pages      through     .

[3]	Refer to Note 19 under Item 8 of our Form 10-K for the year ended December 31, 2006 for the relevant assumptions used to determine the valuation of stock and option awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Vest Date	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (#)		Performance Period	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)[1]
C. E. Bunch	70,000				$47.89	19-Feb-2004	18-Feb-2013	20,000	U	2006-2008	1,284,200
	14,208	R			$68.36	11-Nov-2006	19-Feb-2012	10,000	U	2005-2007	642,100
	1,582	R			$68.36	11-Nov-2006	19-Feb-2012	10,000	U	2005-2007	642,100
	21,682	R			$66.46	26-Oct-2005	13-Feb-2011	20,000	T	2006-2008	1,284,200
	16,756	R			$68.36	11-Nov-2006	13-Feb-2011	10,000	T	2005-2007	642,100
	4,014	R			$68.36	11-Nov-2006	13-Feb-2011	10,000	T	2005-2007	642,100
	9,535	R			$68.36	11-Nov-2006	13-Feb-2011
	31,623	R			$66.46	26-Oct-2005	15-Feb-2010
	9,898	R			$66.46	26-Oct-2005	16-Feb-2009
	15,497	R			$68.36	11-Nov-2006	16-Feb-2009
	20,575	R			$68.36	11-Nov-2006	17-Feb-2008
	18,363	R			$73.19	04-Dec-1998	18-Feb-2007
			80,000		$59.63	15-Feb-2009	14-Feb-2016
			40,000		$63.01	01-Jul-2008	30-Jun-2015
			40,000		$71.88	16-Feb-2008	15-Feb-2015
			60,000		$58.80	18-Feb-2007	17-Feb-2014
			36,525	R	$66.36	05-Jun-2007	19-Feb-2012
			699	R	$66.36	05-Jun-2007	13-Feb-2011
W. H. Hernandez	45,000				$47.89	19-Feb-2004	18-Feb-2013	6,000	U	2006-2008	385,260
	19,658	R			$65.08	01-Feb-2006	19-Feb-2012	6,000	U	2005-2007	385,260
	16,027	R			$65.08	01-Feb-2006	13-Feb-2011	6,000	T	2006-2008	385,260
	9,090	R			$63.32	17-Sep-2006	13-Feb-2011	6,000	T	2005-2007	385,260
	35,785	R			$68.78	31-Jul-2005	15-Feb-2010
	21,958	R			$63.32	17-Sep-2006	16-Feb-2009
	4,483	R			$68.78	31-Jul-2005	16-Feb-2009
	6,151	R			$68.78	31-Jul-2005	18-Feb-2007
	18,834	R			$65.08	01-Feb-2006	18-Feb-2007
			24,000		$59.63	15-Feb-2009	14-Feb-2016
			24,000		$71.88	16-Feb-2008	15-Feb-2015
			40,000		$58.80	18-Feb-2007	17-Feb-2014
			6,598	R	$69.28	23-Apr-2007	19-Feb-2012
			2,570	R	$69.28	23-Apr-2007	19-Feb-2012
			10,399	R	$69.28	23-Apr-2007	19-Feb-2012
			14,794	R	$69.28	23-Apr-2007	13-Feb-2011
			964	R	$69.28	23-Apr-2007	16-Feb-2009
			24,264	R	$69.28	23-Apr-2007	17-Feb-2008
J. C. Diggs	1,835	R			$68.78	31-Jul-2005	13-Feb-2011	5,000	U	2006-2008	321,050
	250	R			$68.78	31-Jul-2005	15-Feb-2010	5,000	U	2005-2007	321,050
	1,520	R			$68.36	11-Nov-2006	15-Feb-2010	5,000	T	2006-2008	321,050
	3,312	R			$68.36	11-Nov-2006	15-Feb-2010	5,000	T	2005-2007	321,050
	16,389	R			$68.78	31-Jul-2005	15-Feb-2010
	6,463	R			$68.36	11-Nov-2006	16-Feb-2009
	18,003	R			$68.36	11-Nov-2006	17-Feb-2008
	6,619	R			$68.78	31-Jul-2005	02-Mar-2007
	2,421	R			$76.00	14-Nov-1998	02-Mar-2007
			20,000		$59.63	15-Feb-2009	14-Feb-2016
			20,000		$71.88	16-Feb-2008	15-Feb-2015
			30,000		$58.80	18-Feb-2007	17-Feb-2014
			12,551	R	$66.36	05-Jun-2007	16-Feb-2009
J. R. Alexander	4,500				$47.89	19-Feb-2004	18-Feb-2013	3,500	U	2006-2008	224,735
	4,783	R			$57.90	09-Sep-2004	19-Feb-2012	2,000	U	2005-2007	128,420

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Vest Date	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (#)		Performance Period	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)[1]
	245	R			$60.90	09-Sep-2006	19-Feb-2012	1,000	U	2005-2007	64,210
	1,372	R			$65.08	01-Feb-2006	19-Feb-2012	3,500	T	2006-2008	224,735
	4,813	R			$54.48	09-Mar-2004	19-Feb-2012	900	T	2005-2007	57,789
	1,274	R			$60.90	09-Sep-2006	13-Feb-2011	2,100	T	2005-2007	134,841
			13,600		$59.63	15-Feb-2009	14-Feb-2016
			5,100		$68.00	02-May-2008	01-May-2015
			7,900		$71.88	16-Feb-2008	15-Feb-2015
			15,000		$58.80	18-Feb-2007	17-Feb-2014
			5,299	R	$68.82	24-Apr-2007	13-Feb-2011
			3,136	R	$68.82	24-Apr-2007	13-Feb-2011
K. F. Sullivan	25,000				$47.89	19-Feb-2004	18-Feb-2013	3,500	U	2006-2008	224,735
	918	R			$64.57	10-Feb-2006	19-Feb-2012	3,400	U	2005-2007	218,314
	216	R			$64.57	10-Feb-2006	19-Feb-2012	3,500	T	2006-2008	224,735
	3,724	R			$68.78	31-Jul-2005	19-Feb-2012	3,600	T	2005-2007	231,156
	13,632	R			$64.57	10-Feb-2006	19-Feb-2012
	1,091	R			$68.36	11-Nov-2006	13-Feb-2011
	3,988	R			$64.57	10-Feb-2006	13-Feb-2011
	7,465	R			$68.78	31-Jul-2005	13-Feb-2011
	5,957	R			$68.78	31-Jul-2005	13-Feb-2011
	8,670	R			$68.36	11-Nov-2006	15-Feb-2010
	4,178	R			$68.78	31-Jul-2005	15-Feb-2010
	2,812	R			$68.36	11-Nov-2006	16-Feb-2009
	11,570	R			$68.36	11-Nov-2006	16-Feb-2009
	1,541	R			$67.31	05-Nov-1999	18-Feb-2007
	5,794	R			$67.31	05-Nov-1999	18-Feb-2007
			13,600		$59.63	15-Feb-2009	14-Feb-2016
			13,600		$71.88	16-Feb-2008	15-Feb-2015
			22,500		$58.80	18-Feb-2007	17-Feb-2014

[1]

Payout value is based on the $64.21 closing sale price of PPG common stock reported for December 29, 2006 on the NYSE Composite Tape, and assumes achievement of threshold performance goals applicable to each award.

R – Restored options granted with respect to original stock options granted prior to January 1, 2003. See page      for more information about restored options.

U – RSUs. For additional information concerning the material terms of these RSU grants, see page     .

T – TSR shares. For additional information concerning the material terms of these TSR grants, see page     .

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name and Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
C. E. Bunch	124,436	755,835	—	—
W. H. Hernandez	121,446	720,846	—	—
J. C. Diggs	51,509	274,639	—	—
J. R. Alexander	32,782	453,959	—	—
K. F. Sullivan	25,500	204,780	—	—

[1]

The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.

Pension Benefits

We maintain both a tax-qualified defined benefit pension plan, called the Retirement Income Plan, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan, in which each of the executive officers named in the Summary Compensation Table participate. The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Income Plan and the Non-Qualified Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding the Retirement Income Plan and the Non-Qualified Retirement Plan may be found below and under the heading “Retirement Plans” on pages      through     .

Pension Benefits Table

Name and Position	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During 2006 ($)
C. E. Bunch	Retirement Income Plan Non-Qualified Retirement Plan	27.5 27.5		519,787 3,310,710		— —
W. H. Hernandez	Retirement Income Plan Non-Qualified Retirement Plan	16.1 24.2	[1]	325,650 1,364,323	[2]	— —
J. C. Diggs	Retirement Income Plan Non-Qualified Retirement Plan	9.8 14.8	[1]	189,572 677,416	[3]	— —
J. R. Alexander	Retirement Income Plan Non-Qualified Retirement Plan	28.3 28.3		351,647 455,777		— —
K. F. Sullivan	Retirement Income Plan Non-Qualified Retirement Plan	33.5 33.5		564,215 1,092,987		— —

[1]

Includes application of a short service provision accelerating the executive’s company service by 1 1/2 years credited for each actual year of service. More information on short service provisions under our Non-Qualified Retirement Plan may be found on page     .

[2]

This amount was calculated applying a short service provision giving Mr. Hernandez 1.5 years of credited service for every year of actual service. Using Mr. Hernandez’s actual service time of 16.1 years, the present value of his accumulated benefit under the Non-Qualified Retirement Plan would have been $1,024,417. Accordingly, the short service provision increased the present value of his accumulated benefit under our Non-Qualified Retirement Plan by $339,906.

[3]

This amount was calculated applying a short service provision giving Mr. Diggs 1.5 years of credited service for every year of actual service. Using Mr. Diggs’ actual service time of 9.8 years, the present value of his accumulated benefit under the Non-Qualified Retirement Plan would have been $506,950. Accordingly, the short service provision increased the present value of his accumulated benefit under our Non-Qualified Retirement Plan by $170,466.

The values reflected in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table are equal to the actuarial present value of each officer’s accrued benefit under the applicable plan as of December 31, 2006, using the same actuarial factors and assumptions used for financial statement reporting purposes, except that retirement age is assumed to be normal retirement age as defined in the applicable plan. These assumptions are described under Note 13 to our Financial Statements for the year ended December 31, 2006, which is located on page F-     of our Annual Report on Form 10-K. In accordance with Item 402(h) of Regulation S-K, the present value amounts are calculated using a 5.9% discount rate, the discount rate assumption for 2007 for our U.S. postretirement benefit plans.

The benefit payable under the Retirement Income Plan is a function of the participant’s five-year average annual covered compensation for the highest five consecutive years out of the final ten years immediately prior to retirement and credited years-of-service. The Non-Qualified Retirement Plan’s benefit is supplemental to the qualified plan’s benefit in that the Non-Qualified Retirement Plan provides a benefit that is substantially equal to the difference between the amount that would have been payable under the qualified Retirement Income Plan, in the absence of legislation limiting the compensation covered by the plan, and the amount actually payable under the Retirement Income Plan. The benefit payable under the Non-Qualified Plan is determined in the same manner as the Retirement Income Plan with regard to credited service and base salary above legislative limits; incentive payments are factored in by using the average of the highest five payments during the last ten years prior to retirement.

The Retirement Income Plan contains the following material terms:

■	The normal form of benefit is a life annuity for unmarried participants and a joint and 50% survivor annuity for married participants;

■

A participant may elect out of the normal form of benefit and receive an actuarially-equivalent alternative form of benefit including a single life annuity (for a married participant) or a joint and survivor annuity with a survivor benefit ranging from 1%-100%, as selected by the participant;

■	There is no lump sum benefit option;

■

A participant may elect early retirement up to 10 years prior to the participant’s normal retirement age, subject to reduction of the retirement benefit to reflect the early commencement of the benefit; and

■	A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age.

The Non-Qualified Plan contains the following material terms:

■	A participant is entitled to a distribution upon reaching the later of his or her early retirement date (as defined in the qualified plan) or the participant’s termination of employment;

■	The normal form of payment for benefits for the group of participants that includes each of the executive officers named in the Summary Compensation Table is a lump sum payment; and

■

A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age, but his or her accrued benefit is subject to forfeiture if the participant engages in any competitive activity, or other activity that is deemed contrary or harmful to the interests of PPG.

Non-Qualified Deferred Compensation Table

Name and Position	Executive Contribution in 2006 ($)	Registrant Contributions in 2006 ($)*	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2006 ($)
C. E. Bunch	130,400	30,490	242,062	—	2,137,897
W. H. Hernandez	37,164	11,599	126,251	—	1,069,329
J. C. Diggs	45,500	10,010	113,303	—	1,154,548
J. R. Alexander	48,827	6,535	22,727	—	260,119
K. F. Sullivan	31,153	6,006	83,809	—	725,940

*	The amounts in this column are reported as compensation in the All Other Compensation Table on page .

We maintain a deferred compensation plan to allow participants, which includes each of the executive officers named in the Summary Compensation Table, to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the participant. Participants may elect to defer up to 50% of their base salary, and up to 100% of any incentive award, TSR award, and RSU award that the participant may be entitled to receive. Executives who receive contingent TSR share grants are required to defer the dividend equivalents earned on those grants. We also may make certain additional contributions to the participant’s account. For example, if the participant’s matching contributions under the Retirement Savings Plan are limited due to requirements of the Internal Revenue Code, we will credit such excess matching contributions to the participant’s account under the Deferred Compensation Plan. The participant is always fully vested in compensation that he or she elects to have deferred into the plan and any excess matching contributions made on behalf of the participant.

All company contributions to a participant’s account are deemed to be invested in PPG stock. All participant contributions are deemed to be invested in accordance with the investment elections made by the participant among the permitted investment options. The table below shows the Plan’s current investment options and their respective annual rate of return for the year ended December 31, 2006, as reported by the administrator of the Plan.

Investment Option	Rate of Return
PPG Stock Account	14.0%
Fidelity Growth Company Fund	9.6%
Fidelity Contrafund	11.5%
Fidelity Spartan US Equity Index Fund	15.7%
Fidelity Intermediate Bond Fund	4.3%
Fidelity Institutional MM Portfolio-Class 1	4.8%

The amount owed to participants under the Deferred Compensation Plan is an unfunded and unsecured general obligation of PPG. A participant receives a distribution of the balance in his or her plan account upon retirement, death, disability or termination of employment. Distributions can be in the form of a lump sum or installments. Payment can commence at the time of separation or, in certain situations, can be deferred until a later point in time. Compensation deferred prior to January 1, 2005, and related earnings are distributed according to the participant’s election. Compensation deferred after December 31, 2004, and related earnings are distributed according to the participant’s election only in the case of retirement. In the case of disability or termination, the distribution is made in a lump sum six months and ten days and in the year following the separation. In the case of death, a distribution is made to the participant’s beneficiary as soon as administratively possible. Distributions from the PPG stock account are in the form of PPG common stock and distributions from all other investment options are in cash.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of such executive’s employment under several different circumstances. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from PPG.

For purposes of calculating the estimated potential payments to our officers under the Non-Qualified Pension Plan, as reflected in the tables below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 13 to the our Financial Statements for the year ended December 31, 2006, which is located on page F-     of our Annual Report on Form 10-K. However, the amounts reflected in the tables below for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the Pension Benefit Guaranty Corporation immediate discount rate of 2.75% as in effect on December 31, 2006, rather than the 5.9% discount rate used for financial statement reporting purposes.

Potential Payments and Benefits upon Termination

The first column of each table below sets forth the payments to which the officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the officer’s employment for any reason by PPG or the officer, and assuming such termination occurred prior to, or did not otherwise arise in connection with, a change in control of PPG. The second column of each table reflects payments that would be due in the event of the officer’s termination of employment due to death prior to a change in control of PPG. In any of these events, we are not obligated to provide any special severance payments, health or welfare benefits, accelerated vesting of equity compensation or tax gross-ups to the officers.

	Voluntary or Involuntary Termination		Death[3]
C.E. Bunch
Non-Qualified Pension	$7,502,092	[1]	$4,947,000
Office and Secretarial Usage	49,850		0
Financial Counseling	8,500		0

Totals	$7,560,442		$4,947,000

W. H. Hernandez
Non-Qualified Pension	$2,865,446	[1]	$2,276,000
Financial Counseling	8,500		0

Totals	$2,873,946		$2,276,000

J.C. Diggs
Non-Qualified Pension	$1,516,550	[1]	$1,351,300
Financial Counseling	8,500		0

Totals	$1,525,050		$1,351,300

	Voluntary or Involuntary Termination[1]		Death[3]

J.R. Alexander
Non-Qualified Pension	$1,246,674	[2]	$596,800
Financial Counseling	0	[2]	0

Totals	$1,246,674		$596,800

K.F. Sullivan
Non-Qualified Pension	$2,281,478	[2]	$1,165,450
Financial Counseling	0	[2]	0

Totals	$2,281,478		$1,165,450

1 This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2006 upon any termination of the officer’s employment. The amount reflected in the table for this officer is the estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled.

2 This officer is not eligible to commence a retirement benefit under the Non-Qualified Pension Plan, based on the officer’s age and years of service as of December 31, 2006, until the officer reaches earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected under “Non-Qualified Pension” in the table for this officer is not a present value amount, but the estimated aggregate payments over the officer’s lifetime, assuming the officer terminated employment with PPG on December 31, 2006 and payments commenced upon the date that the officer attains the earliest eligible retirement age provided under the Non-Qualified Pension Plan. Also, because this officer is not eligible to retire at December 31, 2006, no amount would be payable for financial counseling upon termination.

3 Each officer’s spouse is eligible to commence a surviving spouse retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2006 upon the officer’s termination of employment due to death. The amount reflected in this column for each officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible spouse of the officer, assuming payments commenced following the officer’s termination of employment as a result of death on December 31, 2006.

Potential Payments and Benefits upon Termination Following, Or In Connection With, a Change In Control of PPG

We have entered into change in control agreements with our named executive officers and with certain other executive officers. The change in control agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by PPG. If a “change of control” occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officer’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of PPG. The change in control agreements also contain confidentiality provisions prohibiting the officer from divulging or communicating, without our prior consent or as required by law, any confidential information, knowledge or data relating to PPG or its business during the officer’s employment and at all times thereafter.

Termination For Cause or Other Than For Good Reason

Under the change in control agreements, in the event of an officer’s termination of employment by PPG for cause or by the officer other than for good reason during the three-year period following a change in control, the officer will receive payment only of his or her accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs.

Termination Without Cause or For Good Reason

If PPG terminates the officer’s employment (other than for cause, death or disability) or the officer terminates his employment for good reason during the three-year period following a change in control, and upon certain terminations prior to a change in control or in connection with or in anticipation of a change in control, the officer is generally entitled to receive the following payments and benefits:

■

a pro-rata bonus for the year of the date of termination based on the officer’s highest annual bonus during the three years prior to the change in control or the annual bonus for the most recent fiscal year after the change in control, whichever is higher (such higher amount referred to herein as the “highest annual bonus”)

■	three times the officer’s annual base salary;

■	three times the officer’s highest annual bonus;

■

a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received if he or she had continued to be employed by PPG for an additional three years for purposes of both age and service credit, assuming the officer’s compensation for each such additional year is equal to his annual base salary prior to the change in control (or any higher salary thereafter) and annual bonus is at least equal to the officer’s highest annual bonus during the three years prior to the change in control (the “Pension Differential”);

■	continued medical, dental and life insurance benefits for three years and continued age and service credit for purposes of determining the officer’s eligibility for retiree medical benefits;

■	continued payment of financial counseling expenses for the officer for three years; and

■	a payment in an amount sufficient to make the officer whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

The table below sets forth the amounts each officer would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the officer’s employment by PPG without cause or by the officer for good reason following or in connection with a change in control of PPG.

For purposes of calculating the estimated potential payment to our officers with respect to the Pension Differential under the change in control agreements, as reflected in the table below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 13 to our Financial Statements for the year ended December 31, 2006, which is located on page F-     of our Annual Report on Form 10-K, including an immediate discount rate of 5.9% and assuming a lump sum payment of the Pension Differential.

Termination During the 30-Day Window Period

Under the change in control agreements, if the officer terminates his employment for any reason during a 30-day window period following the first anniversary of the change in control, the officer will be entitled to the payments and benefits described above, except that the multiplier of three referenced above would be two for purposes of all payments and benefits for which the multiplier is relevant.

Definitions

For purposes of the agreements, the terms set forth below generally have the meanings described below.

“Change in Control” generally includes the occurrence of any of the following events or circumstances:

(i)	the acquisition of 20% or more of the outstanding shares of PPG or the voting power of the outstanding voting securities of PPG, other than any acquisition from or by PPG or any PPG-sponsored employee benefit plan;

(ii)	a change in our Board’s composition such that a majority of the Board’s members does not include those who were members at the date of the agreement or members whose election or nomination was approved by a majority of directors who were on the Board at the date of the agreement;

(iii)	shareholder approval of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG, unless following such transaction PPG’s historic shareholders retain at least 60% ownership of the surviving entity, no shareholder acquires a 20% or more ownership interest in the surviving entity and a majority of the surviving entity’s board of directors were members of our Board at the time such transaction was approved;

(iv)	shareholder approval of a dissolution or liquidation of PPG; or

(v)	a determination by a majority of our Board that a change in control has occurred.

“Cause” generally means (i) the willful and continued failure of the officer to perform his or her duties; and (ii) the willful engaging by the officer in illegal conduct or gross misconduct which is materially and demonstrably injurious to PPG.

“Good reason” generally means (i) the assignment of duties inconsistent with the officer’s position, authority, duties or responsibilities in effect at the time of the change in control, or any other action resulting in a diminution in such position, authority, duties or responsibilities, other than isolated and inadvertent action not taken in bad faith that is remedied promptly; (ii) failure to provide the employment compensation and benefits required under the change in control agreement, other than an isolated and inadvertent failure not occurring in bad faith that is remedied promptly; or (iii) a relocation or substantial change in the officer’s workplace or the company’s requiring the officer to travel on company business to a substantially greater extent than required immediately prior to the change in control.

	Involuntary or Good Reason Termination
C.E. Bunch
Non-Qualified Pension	$7,502,092	[1]
Financial Counseling	25,500
Lump Sum Payment
Base Salary	2,700,000
Bonus	6,555,000
Pension Differential	3,919,904
Health & Welfare Benefits	50,780
Accelerated Vesting of LTI	5,875,800
Excise Tax and Gross-up	5,963,232

Total	$32,592,308

	Involuntary or Good Reason Termination
W. H. Hernandez
Non-Qualified Pension	$2,865,446	[1]
Financial Counseling	25,500
Lump Sum Payment
Base Salary	1,425,000
Bonus	2,280,000
Pension Differential	1,098,109
Health & Welfare Benefits	34,121
Accelerated Vesting of LTI	1,867,360
Excise Tax and Gross-up	1,698,084

Total	$11,293,620

J.C. Diggs
Non-Qualified Pension	$1,516,550	[1]
Financial Counseling	25,500
Lump Sum Payment
Base Salary	1,320,000
Bonus	1,755,000
Pension Differential	600,348
Health & Welfare Benefits	36,929
Accelerated Vesting of LTI	1,538,100
Excise Tax and Gross-up	1,329,973

Total	$8,122,400

J.R. Alexander
Non-Qualified Pension	$1,246,674	[2]
Financial Counseling	25,500
Lump Sum Payment
Base Salary	1,155,000
Bonus	1,455,000
Pension Differential	591,766
Health & Welfare Benefits	35,741
Accelerated Vesting of LTI	978,168
Excise Tax and Gross-up	1,247,955

Total	$6,735,804

K.F. Sullivan
Non-Qualified Pension	$2,281,478	[2]
Financial Counseling	25,500
Lump Sum Payment
Base Salary	1,056,000
Bonus	1,320,000
Pension Differential	446,846
Health & Welfare Benefits	28,086
Accelerated Vesting of LTI	1,082,953
Excise Tax and Gross-up	1,060,731

Total	$7,301,594

1 This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2006 upon any termination of the officer’s employment. The amount reflected in the table for this officer is the estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled.

2 This officer is not eligible to commence a retirement benefit under the Non-Qualified Pension Plan, based on the officer’s age and years of service as of December 31, 2006, until the officer reaches earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected in the table for this officer is not a present value amount, but the estimated aggregate payments over the officer’s lifetime, assuming the officer terminated employment with PPG on December 31, 2006 and payments commenced upon the date that the officer attains the earliest eligible retirement age provided under the Non-Qualified Pension Plan (currently age 56).

Equity Acceleration

In the event of a change in control of PPG, the company stock plans and award agreements provide that the participant will be entitled to full vesting acceleration of his or her unvested stock options, TSR awards and RSUs. The table below reflects the calculation of the aggregate dollar values related to acceleration of vesting of the incentive equity awards held by the executive officers named in the Summary Compensation Table in the event of a change in control, and the total is reflected in the “Accelerated Equity Vesting” row of each officer’s table. The stock option value is calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on December 29, 2006 ($64.21). The TSR and RSU value is calculated by multiplying the number of unvested shares by the closing stock price on December 29, 2006.

Change in Control

Accelerated Vesting of Outstanding Equity

		Restricted Stock Units		Total Shareholder Return Shares
Executive	Stock Options ($)	2005 - 2007 Performance Period ($)	2006 - 2008 Performance Period ($)	2005 - 2007 Performance Period ($)	2006 - 2008 Performance Period ($)	Total ($)
C. E. Bunch	739,000	1,284,200	1,284,200	1,284,200	1,284,200	5,875,800
W. H. Hernandez	326,320	385,260	385,260	385,260	385,260	1,867,360
J. C. Diggs	253,900	321,050	321,050	321,050	321,050	1,538,100
J. R. Alexander	143,438	192,630	224,735	192,630	224,735	978,168
K. F. Sullivan	184,013	218,314	224,735	231,156	224,735	1,082,953

OTHER INFORMATION

Beneficial Ownership Table

As of the close of business on February 16, 2007, there were outstanding                  shares of PPG common stock, par value $1.66 2/3 per share. Set forth below is certain information concerning beneficial owners of more than five percent of the PPG’s outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
Capital Research and Management Company and certain of its affiliates	14,021,500	(1)		%(1)
333 South Hope Street
Los Angeles, CA 90071

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007, Capital Research and Management Company and certain of its affiliates (“Capital Research”) reported aggregate beneficial ownership of approximately 8.5%, or 14,021,500 shares, of PPG common stock as of December 29, 2006. Capital Research reported that it possessed sole voting power over 1,160,000 shares and sole dispositive power over 14,021,500 shares. Capital Research also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

The following table sets forth all shares of PPG common stock beneficially owned, as of February 16, 2007, by each director, director nominee and executive officer named in the Summary Compensation Table, as well as all directors, director nominees and executive officers as a group.

	Shares of Beneficially Owned Common Stock and Common Stock Equivalents(1)
Name of Beneficial Owner	Beneficially Owned Common Stock(2)	Common Stock Equivalents(3)	Total(4)
Charles E. Bunch	387,666	11,077	398,743
James G. Berges	11,000	7,651	18,651
Erroll B. Davis, Jr.	13,741	17,971	31,712
Hugh Grant	500	2,525	3,025
Victoria F. Haynes	2,850	2,701	5,551
Michele J. Hooper	14,100	6,512	20,612
Robert Mehrabian	14,500	16,793	31,293
Robert Ripp	3,628	923	4,551
Thomas J. Usher	13,500	12,589	26,089
David R. Whitwam	12,500	24,421	36,921
William H. Hernandez	277,449	5,742	283,191
James C. Diggs	107,155	8,644	115,799
Kevin F. Sullivan	149,713	9,146	158,859
J. Rich Alexander	45,930	603	46,533
All Directors and Executive Officers as a Group (5)	1,054,232	127,298	1,181,530

(1)	Each of the named beneficial owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses, and (ii) the common stock equivalents shown in the second column, and described more fully below, which have no voting power.
(2)	Shares of Common Stock considered to be “Beneficially Owned” include both Common Stock actually owned and shares of Common Stock as to which there is a right to acquire ownership on,

or within 60 days after, February 16, 2007. None of the identified beneficial owners holds more than 1% of the voting securities of PPG outstanding. The beneficial owners as a group hold         % of the voting securities of PPG outstanding. Of the shares shown, 12,500 of the shares held by each of Messrs. Davis, Mehrabian, Usher, Whitwam and Ms. Hooper, 10,000 of the shares held by Mr. Berges, 2,500 of the shares held by Mr. Ripp and Ms. Haynes, none of the shares held by Mr. Grant, and 293,733; 216,986; 86,812; 119,056; and 31,987 of the shares held by Messrs. Bunch, Hernandez, Diggs, Sullivan and Alexander, respectively, are shares as to which the beneficial owner has the right to acquire beneficial ownership within 60 days of February 16, 2007, upon the exercise of options granted under the PPG Industries, Inc. Stock Plan.

(3)	Certain Directors hold common stock equivalents in their accounts in the PPG Industries, Inc. Deferred Compensation Plan for Directors, which are described under “Compensation of Directors”, on page . Certain executive officers hold common stock equivalents in their accounts in the PPG Industries, Inc. Deferred Compensation Plan. Common stock equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common stock equivalents earn dividend equivalents that are converted into additional common stock equivalents, but carry no voting rights or other rights afforded to a holder of Common Stock.
(4)	This is the sum of the beneficially owned Common Stock and the common stock equivalents as shown in the previous two columns.
(5)	The Group consists of 16 persons: the three nominees for director; the seven continuing directors, including Mr. Bunch; Messrs. Hernandez, Diggs, Sullivan and Alexander; and PPG’s two other executive officers: Ms. Victoria M. Holt and Mr. William A. Wulfsohn.

Section 16(a) Beneficial Ownership Reporting Compliance

The directors and executive officers of PPG are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. To PPG’s knowledge, based solely on review of copies of such reports furnished to PPG and written representations that no other reports were required, the required filings of all such directors and executive officers were filed timely, except as indicated below. Mr. Alexander was appointed an executive officer of PPG on May 1, 2005. In connection with his appointment, Mr. Alexander timely filed a Form 3 with the SEC, but his beneficial ownership of PPG common stock was inadvertently underreported by 667 shares. Also, in August 2005, Mr. Sullivan made a gift of 224 shares of PPG common stock, which gift was inadvertently not reported in a Form 5 for the year 2005.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the Annual Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania

March     , 2007

ANNEX A

PROPOSED AMENDMENT TO BYLAWS

Article I of the Bylaws of PPG Industries, Inc. is amended to add a new Section 1.12 to the Bylaws, which will read, in its entirety:

“Section 1.12. Election and Resignation of Directors.

(a) Subject to any rights of the holders of any class or series of stock to elect directors separately, each director shall be elected by a vote of the majority of the votes cast with respect to that director at any meeting for the election of directors at which a quorum is present, in accordance with Section 1.8 of these Bylaws; provided, that, if, at the close of the notice period set forth in Section 1.3 of these Bylaws, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast and entitled to vote on the election of directors in person or by proxy at any such meeting. For purposes of this Section 1.12, a vote of the majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director.

(b) If an incumbent director is running uncontested and is not elected as provided in subsection (a), such director shall promptly offer to tender his or her irrevocable resignation to the Board. The Nominating and Governance Committee, or such other committee designated by the Board, will recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days following the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision with respect to such resignation.

(c) Any director may resign at any time by delivering written notice to the Chairman of the Board of Directors, if any, or to the chief executive officer, the president or the secretary of the corporation. Such resignation shall take effect at the time specified in the notice or, if not time is specified, immediately. Unless such notice is provided pursuant to subsection (b) of this Section 1.12, or acceptance is otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.”

A-1

ANNEX B

DIRECTOR INDEPENDENCE STANDARDS

In forming its opinion as to the independence of any Director, the Board will be guided by the principle that in order to be independent, a Director should be independent of management and free from any material relationship that would interfere with such Director’s exercise of independent judgment as a Director. To assist it in determining the independence of Directors, the Board has established the following categorical standards:

1.	No director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with PPG (either directly or as a partner, shareholder or officer of an organization that has a material relationship with PPG).

2.	A Director will not be deemed “independent” if:

(i)	the Director is, or has been within the last three years, an employee of PPG; or

(ii)	an Immediate Family Member of the Director is, or has been within the last three years, an Executive Officer of PPG; or

(iii)	the Director has received, or an Immediate Family Member of the Director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from PPG (other than Director and Board committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service); or

(iv)	(A) the Director or an Immediate Family Member of the Director is a current partner of PPG’s independent registered public accounting firm; (B) the Director is a current employee of such firm; (C) an Immediate Family Member of the Director is a current employee of such firm and participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Director or an Immediate Family Member of the Director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on PPG’s audit within that time; or

(v)	an Executive Officer of PPG is, or was within the last three years, a member of the compensation committee of the board of directors of a company where the Director, or an Immediate Family Member of the Director, is or was an Executive Officer at the same time; or

(vi)	the Director is presently an officer of a company on whose board of directors a present officer of PPG serves as a director; or

(vii)	the Director is a current employee, or an Immediate Family Member of the Director is a current Executive Officer, of a company that has made payments to, or received payments from, PPG for property or services in an amount which, in any of the preceding three fiscal years, exceeds (A) the greater of $1 million or 2% of such company’s annual consolidated gross revenues or (B) the greater of $1 million or 2% of PPG’s annual consolidated gross revenues; or

(viii)	the Director is an Executive Officer of a company that is indebted to PPG, or to which PPG is indebted, and the aggregate principal amount of either company’s indebtedness to the other (excluding amounts due for purchases subject to usual trade terms or publicly issued debt) is greater than 2% of the total consolidated assets of the debtor as of the end of the debtor’s most recent fiscal year; or

(ix)	the Director serves as an employee or executive officer of a tax exempt organization that has received, within the last three years, contributions in any single fiscal year from PPG in an amount that exceeds the greater of $1 million or 2% of such tax exempt organization’s annual consolidated revenues.

B-1

For purposes of this Annex A, the following terms shall have the meanings ascribed to them below:

■	“Executive Officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934.

■

“Immediate Family Member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

■

“PPG” means PPG Industries, Inc. and its subsidiaries, which includes only those partnerships, limited partnerships, limited liability companies, corporations or other legal entities the entirety or majority of whose partnership or membership interests, voting stock or other equity interests evidencing ownership and control is owned directly or indirectly through one or more subsidiaries, by PPG Industries, Inc.

The ownership of PPG stock by PPG’s Directors is encouraged and the ownership by any PPG Director of a substantial amount of PPG stock is not, in itself, a basis for a determination that any such Director is not independent.

B-2

VOTE BY TELEPHONE
PPG Industries, Inc. P. O. Box 3200 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.
VOTE BY INTERNET

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy card in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.

è

ê    Please fold and detach card at perforation before mailing.    ê

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PPG INDUSTRIES, INC. One PPG Place Pittsburgh, PA 15272	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4 AND “AGAINST” ITEM 5.
	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
1. ELECTION OF THREE DIRECTORS (1) JAMES G. BERGES (2) ERROLL B. DAVIS, JR. (3) VICTORIA F. HAYNES	☐	☐	2. PROPOSAL TO ENDORSE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.	☐	☐	☐

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S): _______________________________________			3. PROPOSAL TO IMPLEMENT A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS, RETAINING A PLURALITY VOTE STANDARD IN CONTESTED ELECTIONS.	☐	☐	☐

			4. PROPOSAL TO ELIMINATE CUMULATIVE VOTING IN ALL ELECTIONS OF DIRECTORS.	☐	☐	☐

ADOPTION OF EACH OF ITEM 3 AND ITEM 4 IS CONDITIONED ON THE APPROVAL OF THE OTHER. NEITHER ITEM WILL BE IMPLEMENTED UNLESS BOTH ITEMS ARE APPROVED.

			5. SHAREHOLDER PROPOSAL RELATED TO FUTURE SEVERANCE AGREEMENTS WITH SENIOR EXECUTIVES.	☐	☐	☐

SIGNATURE(S)	DATE:

NOTE:	At least one registered owner must sign exactly as their name appears above. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity.

ADMISSION CARD

Please bring this ticket if you attend the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

PPG INDUSTRIES, INC.

Annual Meeting of Shareholders

Thursday, April 19, 2007

11:00 a.m.

The Hilton Pittsburgh

600 Commonwealth Place

Gateway Center

Pittsburgh, Pennsylvania 15222

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é    Please fold and detach Admission card at perforation if attending the Annual Meeting.    é

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê    Please fold and detach card at perforation before mailing.    ê

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THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2007.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March [ ], 2007, hereby appoints C.E. Bunch, J.C. Diggs and W.H. Hernandez, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc., (the “Company”) that the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are James G. Berges, Erroll B. Davis, Jr. and Victoria F. Haynes), FOR the proposal to endorse the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007, FOR the proposal to implement a majority vote standard for the election of directors in uncontested elections, retaining a plurality vote standard in contested elections, FOR the proposal to eliminate cumulative voting in all elections of directors and AGAINST the shareholder proposal related to future severance agreements with senior executives. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively in the discretion of the proxies for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the shareholder Investor Services Program; in the PPG Industries Employee Savings Plan and in the PPG Canada Inc. Retirement Savings Plan.

Please complete, sign and date this Card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or internet.